Exhibit 99.3

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Financial Statements and Supplementary Data of Sunoco, Inc. (“Sunoco” or the “Company”) included in this exhibit 99.3 have been revised to reflect the results of operations of SunCoke Energy, Inc. as discontinued operations in the Company’s consolidated financial statements and to reflect the retrospective adoption of new accounting guidance on the presentation of comprehensive income (loss). All other information included in this exhibit remains unchanged and does not reflect events or developments that have occurred subsequent to February 28, 2012. More current information is included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2012 and other filings with the Securities and Exchange Commission. This exhibit should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations included in exhibit 99.2.

Report of Independent Registered Public Accounting Firm on Financial Statements

To the Shareholders and Board of Directors,

Sunoco, Inc.

We have audited the accompanying consolidated balance sheets of Sunoco, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), equity and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sunoco, Inc. and subsidiaries at December 31, 2011 and 2010 and the consolidated results of their operations, comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Sunoco, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 28, 2012, except for Notes 2, 4, 16 and 18, as to which the date is June 22, 2012.

Sunoco, Inc. and Subsidiaries

Consolidated Statements of Operations

(Millions of Dollars and Shares, Except Per-Share Amounts)

	For the Years Ended December 31,
	2011	2010*	2009*
Revenues
Sales and other operating revenue (including consumer excise taxes)	$45,307	$34,867	$28,459
Interest income	22	5	5
Gain on remeasurement of pipeline equity interests (Note 2)	9	128	—
Other income, net (Notes 2 and 3)	49	82	95

	45,387	35,082	28,559
Costs and Expenses
Cost of products sold and operating expenses	41,831	31,003	25,039
Consumer excise taxes	2,246	2,348	2,387
Selling, general and administrative expenses	558	578	612
Depreciation, depletion and amortization	335	418	423
Payroll, property and other taxes	82	94	111
Provision for asset write-downs and other matters (Note 2)	2,629	109	687
Interest cost and debt expense	178	164	145
Interest capitalized	(6)	(7)	(24)

	47,853	34,707	29,380

Income (loss) from continuing operations before income tax expense (benefit)	(2,466)	375	(821)
Income tax expense (benefit) (Note 4)	(1,063)	76	(374)

Income (loss) from continuing operations	(1,403)	299	(447)
Income (loss) from discontinued operations, net of income taxes (Note 2)	(106)	129	247

Net income (loss)	(1,509)	428	(200)
Less: Income from continuing operations attributable to noncontrolling interests	175	186	107
Less: Income from discontinued operations attributable to noncontrolling interests	—	8	22

Net income (loss) attributable to Sunoco, Inc. shareholders	$(1,684)	$234	$(329)

Earnings (loss) attributable to Sunoco, Inc. shareholders per share of common stock:
Basic:
Income (loss) from continuing operations	$(13.64)	$0.94	$(4.74)
Income (loss) from discontinued operations	(0.91)	1.01	1.93

Net income (loss)	$(14.55)	$1.95	$(2.81)

Diluted:
Income (loss) from continuing operations	$(13.64)	$0.94	$(4.74)
Income (loss) from discontinued operations	(0.91)	1.01	1.93

Net income (loss)	$(14.55)	$1.95	$(2.81)

Weighted-average number of shares outstanding (Note 5):
Basic	115.7	120.1	116.9
Diluted	115.7	120.3	116.9
Cash dividends paid per share of common stock (Note 14)	$0.60	$0.60	$1.20

*Reclassified	to conform to 2011 presentation (Notes 1 and 2).

(See Accompanying Notes)

Sunoco, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(Millions of Dollars)

	For the Years Ended December 31,
	2011	2010	2009
Net income (loss)	$(1,509)	$428	$(200)
Other comprehensive income (loss) before taxes:
Reclassifications of settlement and curtailment losses and prior service cost and actuarial loss amortization to earnings	73	85	160
Retirement benefit plans funded status adjustment (Note 9)	(92)	34	81
Net hedging gains (losses)	2	(6)	(16)
Reclassifications of net hedging losses to earnings	3	2	23
Net increase (decrease) in unrealized gain on available-for-sale securities	—	2	2

Other comprehensive income (loss) before taxes	(14)	117	250
Income tax expense (benefit) related to components of other comprehensive income (loss)	(5)	37	102

Other comprehensive income (loss), net of income taxes	(9)	80	148

Comprehensive income (loss)	(1,518)	508	(52)
Less: Comprehensive income (loss) attributable to noncontrolling interests	175	194	129

Comprehensive income (loss) attributable to Sunoco, Inc. shareholders	$(1,693)	$314	$(181)

(See Accompanying Notes)

Sunoco, Inc. and Subsidiaries

Consolidated Balance Sheets

(Millions of Dollars)

	At December 31,
	2011	2010
Assets
Cash and cash equivalents	$2,064	$1,485
Accounts and notes receivable, net	3,071	2,679
Inventories (Note 6)	587	404
Deferred income taxes (Note 4)	286	129
Assets held for sale (Note 2)	—	1,029

Total current assets	6,008	5,726

Note receivable from sale of Toledo refinery (Note 2)	182	—
Investments and long-term receivables (Note 7)	158	160
Properties, plants and equipment, net (Note 8)	4,965	7,055
Deferred income taxes (Note 4)	68	—
Deferred charges and other assets (Note 10)	601	356

Total assets	$11,982	$13,297

Liabilities and Equity
Accounts payable	$4,098	$3,912
Accrued liabilities	741	554
Short-term borrowings (Note 11)	103	115
Current portion of long-term debt (Note 11)	282	178
Taxes payable	146	170

Total current liabilities	5,370	4,929

Long-term debt (Note 11)	3,159	2,136
Retirement benefit liabilities (Note 9)	542	481
Deferred income taxes (Note 4)	544	1,390
Other deferred credits and liabilities (Note 12)	567	562
Commitments and contingent liabilities (Note 13)

Total liabilities	10,182	9,498

Equity (Notes 14, 15 and 16)
Common stock, par value $1 per share
Authorized—400,000,000 shares;
Issued, 2011—281,924,162 shares;
Issued, 2010—281,265,236 shares	282	281
Capital in excess of par value	1,811	1,699
Retained earnings	3,947	5,702
Accumulated other comprehensive loss	(258)	(249)
Common stock held in treasury, at cost
2011—175,112,126 shares;
2010—160,669,942 shares	(4,889)	(4,387)

Total Sunoco, Inc. shareholders’ equity	893	3,046
Noncontrolling interests	907	753

Total equity	1,800	3,799

Total liabilities and equity	$11,982	$13,297

(See Accompanying Notes)

Sunoco, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Millions of Dollars)

	For the Years Ended December 31,
	2011	2010	2009
Cash Flows from Operating Activities:
Net income (loss)	$(1,509)	$428	$(200)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Gain) loss on divestment of discontinued chemicals operations	(13)	169	—
Gain on remeasurement of pipeline equity interests	(9)	(128)	—
Gain on divestment of discontinued Tulsa operations	—	—	(70)
Gain on divestment of retail heating oil and propane distribution business	—	—	(44)
Provision for asset write-downs and other matters	2,898	109	699
Depreciation, depletion and amortization	410	497	521
Deferred income tax expense (benefit)	(1,165)	110	54
Payments less than (in excess of) expense for retirement plans	(8)	(130)	32
Changes in working capital pertaining to operating activities:
Accounts and notes receivable	(392)	(390)	(705)
Inventories	(212)	82	113
Accounts payable and accrued liabilities	178	641	676
Income tax refund receivable and taxes payable	(35)	294	(525)
Other	(6)	12	(3)

Net cash provided by operating activities	137	1,694	548

Cash Flows from Investing Activities:
Capital expenditures	(723)	(772)	(899)
Acquisitions (Note 2)	(419)	(268)	(50)
Proceeds from divestments:
Discontinued chemicals operations	181	348	—
Toledo refinery and related inventory	855	—	—
Tulsa refinery and related inventory	—	—	157
Retail heating oil and propane distribution business	—	—	83
Other divestments	21	50	126
Other	(13)	(5)	(2)

Net cash used in investing activities	(98)	(647)	(585)

Cash Flows from Financing Activities:
Net proceeds from (repayments of) short-term borrowings	(12)	(282)	74
Net borrowings from money market notes (Note 16)	213	—	—
Expenses related to SunCoke Energy, Inc. initial public offering (Note 16)	(21)	—	—
Net proceeds from issuance of long-term debt	1,834	1,144	1,059
Repayments of long-term debt	(741)	(894)	(835)
Net proceeds from sale/issuance of Sunoco Logistics Partners L.P. limited partnership units (Note 16)	—	289	110
Purchase of noncontrolling interest in Indiana Harbor cokemaking operations	(34)	—	—
Cash distributions to noncontrolling interests	(122)	(123)	(94)
Cash dividend payments	(71)	(73)	(140)
Purchase of common stock for treasury	(500)	—	—
Other	(6)	—	—

Net cash provided by financing activities	540	61	174

Net increase in cash and cash equivalents	579	1,108	137
Cash and cash equivalents at beginning of period	1,485	377	240

Cash and cash equivalents at end of period	$2,064	$1,485	$377

(See Accompanying Notes)

Sunoco, Inc. and Subsidiaries

Consolidated Statements of Equity

(Dollars in Millions, Shares in Thousands)

	Sunoco, Inc. Shareholders’ Equity							Non- Controlling Interests
	Common Stock		Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Loss	Common Stock Held in Treasury
	Shares	Par Value				Shares	Cost
At December 31, 2008	281,141	$281	$1,667	$6,010	$(477)	164,263	$4,639	$438
Net income (loss)	—	—	—	(329)	—	—	—	129
Other comprehensive loss:
Reclassifications of settlement and curtailment losses and prior service cost and actuarial loss amortization to earnings (net of related tax expense of $65)	—	—	—	—	95	—	—	—
Retirement benefit plans funded status adjustment (net of related tax expense of $33) (Note 9)	—	—	—	—	48	—	—	—
Net hedging losses (net of related tax benefit of $7)	—	—	—	—	(9)	—	—	—
Reclassifications of net hedging losses to earnings (net of related tax expense of $10)	—	—	—	—	13	—	—	—
Net decrease in unrealized loss on available-for- sale securities (net of related tax expense of $1)	—	—	—	—	1	—	—	—
Cash dividends and distributions	—	—	—	(140)	—	—	—	(94)
Issued under stock-based incentive plans	65	—	—	—	—	—	—	—
Net increase in equity related to unissued shares under stock-based incentive plans	—	—	9	—	—	—	—	—
Net proceeds from Sunoco Logistics Partners L.P. public equity offering (Note 16)	—	—	22	—	—	—	—	88
Other	—	—	5	—	—	(2)	—	1

Total

At December 31, 2009	281,206	$281	$1,703	$5,541	$(329)	164,261	$4,639	$562
Net income	—	—	—	234	—	—	—	194
Other comprehensive loss:
Reclassifications of settlement and curtailment losses and prior service cost and actuarial loss amortization to earnings (net of related tax expense of $34)	—	—	—	—	51	—	—	—
Retirement benefit plans funded status adjustment (net of related tax expense of $5) (Note 9)	—	—	—	—	29	—	—	—
Net hedging losses (net of related tax benefit of $3)	—	—	—	—	(3)	—	—	—
Reclassifications of net hedging losses to earnings (net of related tax expense of $1)	—	—	—	—	1	—	—	—
Net increase in unrealized gain on available-for-sale securities (net of related tax expense of $—)	—	—	—	—	2	—	—	—
Cash dividends and distributions	—	—	—	(73)	—	—	—	(123)
Issued under stock-based incentive plans	57	—	—	—	—	—	—	—
Net increase in equity related to unissued shares under stock-based incentive plans	—	—	12	—	—	—	—	—
Contribution to pension plans	—	—	(161)	—	—	(3,593)	(251)	—
Distribution in connection with modification of incentive distribution rights (Note 16)	—	—	75	—	—	—	—	(121)
Net proceeds from Sunoco Logistics Partners L.P. public equity offering (Note 16)	—	—	76	—	—	—	—	162
Noncontrolling interest attributable to the consolidation of pipeline acqusitions (Note 16)	—	—	—	—	—	—	—	80
Other	2	—	(6)	—	—	2	(1)	(1)

Total

At December 31, 2010	281,265	$281	$1,699	$5,702	$(249)	160,670	$4,387	$753

Sunoco, Inc. and Subsidiaries

Consolidated Statements of Equity—(Continued)

(Dollars in Millions, Shares in Thousands)

	Sunoco, Inc. Shareholders’ Equity							Non- Controlling Interests
	Common Stock		Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Loss	Common Stock Held in Treasury
	Shares	Par Value				Shares	Cost
At December 31, 2010	281,265	$281	$1,699	$5,702	$(249)	160,670	$4,387	$753
Net income (loss)	—	—	—	(1,684)	—	—	—	175
Other comprehensive loss:
Reclassifications of settlement and curtailment losses and prior service cost and actuarial loss amortization to earnings (net of related tax expense of $30)	—	—	—	—	43	—	—	—
Retirement benefit plans funded status adjustment (net of related tax benefit of $37) (Note 9)	—	—	—	—	(55)	—	—	—
Net hedging gains (net of related tax expense of $1)	—	—	—	—	1	—	—	—
Reclassifications of net hedging losses to earnings (net of related tax expense of $1)	—	—	—	—	2	—	—	—
Cash dividends and distributions	—	—	—	(71)	—	—	—	(122)
Purchases for treasury	—	—	—	—	—	14,412	500	—
Issued under stock-based incentive plans	308	—	5	—	—	—	—	—
Net increase in equity related to unissued shares under stock-based incentive plans	—	—	15	—	—	—	—	—
Noncontrolling interest attributable to the consolidation of pipeline acquisition (Note 16)	—	—	—	—	—	—	—	20
SunCoke Energy, Inc. initial public offering (Note 16)	—	—	80	—	—	—	—	112
Issuance of Sunoco Logistics Partners L.P. deferred distribution units (Note 16)	—	—	7	—	—	—	—	(12)
Purchase of Indiana Harbor noncontrolling interest (Note 16)	—	—	(6)	—	—	—	—	(24)
Other	351	1	11	—	—	30	2	5

Total

At December 31, 2011	281,924	$282	$1,811	$3,947	$(258)	175,112	$4,889	$907

(See Accompanying Notes)

Sunoco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements of Sunoco, Inc. and subsidiaries (collectively, “Sunoco” or the “Company”) contain the accounts of all entities that are controlled and variable interest entities (“VIEs”) for which the Company is the primary beneficiary. Corporate joint ventures and other investees over which the Company does not have a controlling financial interest are accounted for by the equity method. Effective January 1, 2010, the Company adopted new accounting guidance concerning the accounting and reporting for VIEs. The new guidance, among other things, clarifies when a company is to be deemed the primary beneficiary and requires an ongoing reassessment of whether an entity is the primary beneficiary of a VIE. Adoption of this new guidance had no impact on the Company’s assessments of its interests in VIEs.

A VIE is defined as a legal entity that has equity investors that do not have sufficient equity at risk for the entity to support its activities without additional subordinated financial support or, as a group, the holders of the equity at risk lack (i) the power to direct the entity’s activities or (ii) the obligation to absorb the expected losses or the right to receive the expected residual returns of the entity. A VIE is required to be consolidated by a company if that company is the primary beneficiary. The primary beneficiary is (i) the company that is subject to a majority of the risk of loss from the VIE’s activities or, if no company is subject to a majority of such risk, the company that is entitled to receive a majority of the VIE’s residual returns, and (ii) has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance.

Sunoco completed divestments of its phenol and acetone chemicals manufacturing facilities during 2011 and completed the sale of the common stock of its polypropylene chemicals business in 2010. In 2009, Sunoco completed the sale of its Tulsa refinery. As a result of these transactions, the results of operations of Sunoco’s chemicals businesses and the Tulsa refinery, including related charges for asset write-downs and gains (losses) recognized in connection with such divestments, have been classified as discontinued operations for all periods presented in the consolidated statements of operations and related notes (Note 2).

On January 17, 2012, the Company completed the separation of SunCoke Energy, Inc. (“SunCoke Energy”) from Sunoco by distributing its remaining shares of SunCoke Energy common stock to Sunoco shareholders by means of a spin-off. The results of operations of SunCoke Energy have been classified as discontinued operations for all periods presented in the consolidated statements of operations and related notes (Note 2).

The Company’s consolidated financial statements reflect the adoption of new accounting guidance on the presentation of comprehensive income (loss). The guidance requires total comprehensive income (loss) to be presented in a single continuous statement or in two separate, but consecutive, statements. The new guidance does not change where the components of comprehensive income (loss) are recognized. The revised presentation has been retrospectively applied to all periods presented.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual amounts could differ from these estimates.

Reclassifications

Certain amounts in the prior years’ financial statements have been reclassified to conform to the current-year presentation.

Revenue Recognition

The Company sells various refined products (including gasoline, middle distillates, residual fuel and petrochemicals), coke and coal and also sells crude oil in connection with the crude oil acquisition and marketing activities of its publicly traded limited partnership. In addition, the Company sells a broad mix of merchandise such as groceries, fast foods and beverages at its convenience stores, operates common carrier pipelines and provides terminalling services, including storage, distribution and blending services, through its publicly traded limited partnership and provides a variety of car care services at its retail gasoline outlets. Revenues related to the sale of products are recognized when title passes, while service revenues are recognized when services are provided. Title passage generally occurs when products are shipped or delivered in accordance with the terms of the respective sales agreements. In addition, revenues are not recognized until sales prices are fixed or determinable and collectibility is reasonably assured.

Crude oil and refined product exchange transactions, which are entered into primarily to acquire crude oil and refined products of a desired quality or at a desired location, are netted in cost of products sold and operating expenses in the consolidated statements of operations.

Consumer excise taxes on sales of refined products and merchandise are included in both revenues and costs and expenses in the consolidated statements of operations, with no effect on net income (loss).

Cash Equivalents

Sunoco considers all highly liquid investments with a remaining maturity of three months or less at the time of purchase to be cash equivalents. These cash equivalents consist principally of time deposits and money market investments.

Inventories

Inventories are valued at the lower of cost or market. The cost of crude oil and petroleum and chemical product inventories is determined using the last-in, first-out method (“LIFO”). The cost of coal and coke inventories is determined primarily on a first-in, first-out method. The cost of materials, supplies and other inventories is determined using principally the average-cost method.

Depreciation and Retirements

Plants and equipment are generally depreciated on a straight-line basis over their estimated useful lives. Gains and losses on the disposals of fixed assets are generally reflected in net income (loss).

Impairment of Long-Lived Assets

Long-lived assets held for sale are recorded at the lower of their carrying amount or fair value less cost to sell. Long-lived assets, other than those held for sale, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An asset is considered to be impaired when the undiscounted estimated net cash flows expected to be generated by the asset are less than its carrying amount. The impairment recognized is the amount by which the carrying amount exceeds the fair value of the impaired asset.

Goodwill and Intangible Assets

Goodwill, which represents the excess of the purchase price over the fair value of net assets acquired, and indefinite-lived intangible assets are tested for impairment at least annually rather than being amortized. Sunoco determined that $2 million of goodwill allocated to its Eagle Point refinery was impaired during 2009 (Note 2). No other goodwill or any indefinite-lived intangible assets were impaired during the 2009-2011 period. Intangible assets with finite useful lives are amortized over their useful lives in a manner that reflects the pattern in which the economic benefit of the intangible assets is consumed. In addition, goodwill and intangible assets associated with assets to be disposed of are included in the carrying amount of such assets in determining the gain or loss on disposal.

In September 2011, new accounting guidance was issued related to the testing of goodwill for impairment. This guidance provides entities with the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that the fair value of a reporting unit is not less than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test. Entities have the option of bypassing the qualitative analysis in any period and proceeding directly to the two-step impairment test. The provisions of this guidance are effective January 1, 2012 for the Company and are not expected to have a material impact on the consolidated financial statements.

Environmental Remediation

Sunoco accrues environmental remediation costs for work at identified sites where an assessment has indicated that cleanup costs are probable and reasonably estimable. Such accruals are undiscounted and are based on currently available information, estimated timing of remedial actions and related inflation assumptions, existing technology and presently enacted laws and regulations. If a range of probable environmental cleanup costs exists for an identified site, the minimum of the range is accrued unless some other point in the range is more likely in which case the most likely amount in the range is accrued.

Maintenance Shutdowns

Maintenance and repair costs in excess of $500 thousand incurred in connection with major maintenance shutdowns are capitalized when incurred and amortized over the period benefited by the maintenance activities.

Derivative Instruments

From time to time, Sunoco uses swaps, options, futures, forwards and other derivative instruments to hedge a variety of price risks. Such derivative instruments are used to achieve ratable pricing of crude oil purchases, to convert certain expected refined product sales to fixed or floating prices, to lock in what Sunoco considers to be acceptable margins for various refined products and to lock in the price of a portion of the Company’s electricity and natural gas purchases or sales and transportation costs. Sunoco also uses interest rate swaps from time to time to manage interest costs and minimize the effects of interest rate fluctuation on cash flows associated with its credit facilities. Sunoco does not hold or issue derivative instruments for speculative purposes.

While all of these derivative instruments represent economic hedges, certain of these derivatives are not designated as hedges for accounting purposes. Such derivatives include certain contracts that were entered into and closed during the same accounting period and contracts for which there is not sufficient correlation to the related items being economically hedged.

All of the Company’s derivatives are recognized in the consolidated balance sheets at their fair value. Changes in fair value of derivative instruments that have not been designated as hedges for accounting purposes are recognized in earnings as they occur. If the derivative instruments are designated as hedges for accounting purposes, the effective portions of changes in their fair values are reflected initially as a separate component of equity and subsequently recognized in earnings when the hedged items are recognized in earnings. The ineffective portions of changes in the fair values of derivative instruments designated as hedges, if any, are immediately recognized in earnings. The amount of hedge ineffectiveness on derivative contracts during the 2009-2011 period was not material.

Income Tax Uncertainties

The Company recognizes uncertain tax positions in its financial statements when minimum recognition threshold and measurement attributes are met in accordance with current accounting guidance. Unrecognized tax benefits and accruals for interest and penalties are included in other deferred credits and liabilities in the consolidated balance sheets. The Company recognizes interest related to unrecognized tax benefits in interest cost and debt expense and penalties in income tax expense in the consolidated statements of operations.

Retirement Benefit Liabilities

The funded status of defined benefit and postretirement benefit plans is fully recognized in the consolidated balance sheets. It is determined by the difference between the fair value of plan assets and the benefit obligation, with the benefit obligation represented by the projected benefit obligation for defined benefit plans and the accumulated postretirement benefit obligation for postretirement benefit plans. Actuarial gains (losses) and prior service benefits (costs) which have not yet been recognized in earnings are recognized as a credit (charge) to the accumulated other comprehensive loss component of equity. The credit (charge) to equity, which is reflected net of related tax effects, is subsequently recognized in earnings when amortized as a component of defined benefit plans and postretirement benefit plans expense. In addition, the credit (charge) may also be recognized in earnings as a result of a plan curtailment or settlement.

Noncontrolling Interests

The Company reflects all changes in noncontrolling interests that do not result in a loss of control of the subsidiary as equity transactions at the time of the change. In addition, the Company recognizes any gains (losses) in earnings resulting from the remeasurement of its pre-acquisition equity interests to fair value upon consolidation.

Stock-Based Compensation

Stock-based compensation awards are recorded utilizing a fair-value-based method of accounting.

Asset Retirement Obligations

Sunoco establishes accruals for the fair value of conditional asset retirement obligations (i.e., legal obligations to perform asset retirement activities in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity) if the fair value can be reasonably estimated. Sunoco has legal asset retirement obligations for several other assets at its refineries, pipelines and terminals, for which it is not possible to estimate when the obligations will be settled. Consequently, the retirement obligations for these assets cannot be measured at this time.

Fair Value Measurements

The Company determines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As required, the Company utilizes valuation techniques that maximize the use of observable inputs (levels 1 and 2) and minimize the use of unobservable inputs (level 3) within the fair value hierarchy included in current accounting guidance. The Company generally applies the “market approach” to determine fair value when available. This method uses pricing and other information generated by market transactions for identical or comparable assets and liabilities. Assets and liabilities are classified within the fair value hierarchy based on the lowest level (least observable) input that is significant to the measurement in its entirety.

In May 2011, new accounting guidance was issued which amended certain fair value measurement provisions and provides for enhanced disclosure requirements. The most significant change in disclosures is an expansion of the information required for fair value measurements based on unobservable inputs (level 3). The provisions of this guidance are effective January 1, 2012 for the Company and are not expected to have a material impact on the consolidated financial statements and disclosures.

2. Changes in Business and Other Matters

Acquisitions

In January 2011, SunCoke Energy acquired Harold Keene Coal Co., Inc. (“HKCC”), based in Honaker, VA, for $52 million. The purchase price included a net cash payment of $38 million and contingent consideration totaling $14 million primarily related to the estimated fair value of contingent royalty payments to the seller if certain minimum production levels are met for a period of up to 20 years. The assets acquired, which are adjacent to SunCoke Energy’s existing mining operations, include two active underground mines and one active surface and highwall mine currently producing between 250 and 300 thousand tons of coal annually.

In May 2011, Sunoco Logistics Partners L.P. (the “Partnership”) obtained a controlling financial interest in Inland Corporation (“Inland”) through a series of transactions involving Sunoco and a third party. Sunoco exercised its rights to acquire additional ownership interests in Inland for $56 million, net of cash received, and the Partnership purchased additional ownership interests from a third party for $30 million. The Partnership’s total ownership interest in Inland increased to 84 percent after it purchased all of Sunoco’s interests. As a result of these transactions, Inland became a consolidated subsidiary of Sunoco and, in connection therewith, Sunoco recognized a $9 million gain ($6 million after tax) from the remeasurement of its pre-acquisition equity interests in Inland to fair value upon consolidation. This gain is reported separately in the consolidated statements of operations.

In August 2011, the Partnership acquired a crude oil purchasing and marketing business from Texon L.P. (“Texon”) for $222 million including $17 million attributable to the fair value of crude oil inventory. The purchase consists of a lease crude business and gathering assets in 16 states, primarily in the western United States. The current crude oil volume of the business is approximately 75 thousand barrels per day at the wellhead.

Also in August 2011, the Partnership acquired a refined products terminal located in East Boston, MA (“East Boston Terminal”) from affiliates of ConocoPhillips for $73 million including $17 million attributable to the fair value of inventory. The terminal is the sole service provider of Logan International Airport under a long-term contract.

In July 2010, the Partnership acquired a butane blending business from Texon for $152 million including inventory. The acquisition includes patented technology for blending butane into gasoline, contracts with customers currently utilizing the patented technology, butane inventories and other related assets. The Partnership also increased its ownership interest in a pipeline joint venture for $6 million in July 2010. This interest continues to be accounted for as an equity method investment.

The Partnership also exercised its rights to acquire additional ownership interests in Mid-Valley Pipeline Company (“Mid-Valley”) and West Texas Gulf Pipe Line Company (“WTG”) for a total of $85 million during the third quarter of 2010, increasing its ownership interests in Mid-Valley and WTG to 91 and 60 percent, respectively. Since the Partnership obtained a controlling financial interest in both Mid-Valley and WTG, the joint ventures were both reflected as consolidated subsidiaries of Sunoco from the dates of their respective acquisitions. In connection with these acquisitions, Sunoco recognized a $128 million pretax gain ($37 million after tax attributable to Sunoco shareholders) from the remeasurement of the pre-acquisition equity interests in Mid-Valley and WTG to fair value upon consolidation. The fair value of such interests was determined based on the amounts paid by the Partnership in connection with the exercise of its acquisition rights. This gain is reported separately in the consolidated statements of operations.

In December 2010, Sunoco acquired 25 retail locations consisting of assets located in the Buffalo, Syracuse, Albany, and Rochester markets of central and northern New York for $25 million including inventory.

The following tables summarize the effects of Sunoco’s acquisitions during 2011 and 2010 on the consolidated financial position (including the consolidation of Inland, Mid-Valley and WTG and the recognition of the related gains from the remeasurement of the pre-acquisition equity interests) (in millions of dollars):

2011	HKCC	Pipeline Equity Interests	Texon		East Boston Terminal	Total
Increase in:
Current assets	$8	$3	$24		$17	$52
Properties, plants and equipment	64	178	7		63	312
Deferred charges and other assets	8 *	—	197	**	—	205
Current liabilities	(4)	(5)	(6)		—	(15)
Deferred income taxes	(23)	(60)	—		—	(83)
Other deferred credits and liabilities	(1)	(1)	—		(7)	(9)
Sunoco, Inc. shareholders’ equity	—	(6)	—		—	(6)
Noncontrolling interests	—	(20)	—		—	(20)
Decrease in:
Investments and long-term receivables	—	(3)	—		—	(3)

	52	86	222		73	433
Contingent consideration	(14)	—	—		—	(14)

Cash paid for acquisitions, net of cash received	$38	$86	$222		$73	$419

*	Includes $6 million allocated to goodwill.
**	Includes $183 million attributable to customer contracts and the associated shipping rights which are being amortized over 10 years and $14 million allocated to goodwill.

2010	Texon	Pipeline Equity Interests	Retail Marketing Sites	Total
Increase in:
Current assets	$14	$8	$1	$23
Properties, plants and equipment	1	471	24	496
Deferred charges and other assets*	137	—	—	137
Deferred income taxes	—	(186)	—	(186)
Sunoco, Inc. shareholders’ equity	—	(37)	—	(37)
Noncontrolling interests	—	(149)	—	(149)
Decrease in:
Current liabilities	—	10	—	10
Investments and long-term receivables	—	(26)	—	(26)

Cash paid for acquisitions, net of cash received	$152	$91	$25	$268

*Consists	of $90 million allocated to patents and customer contracts and $47 million allocated to goodwill.

In the third quarter of 2009, the Partnership acquired Excel Pipeline LLC, the owner of a crude oil pipeline which services Gary Williams’ Wynnewood, OK refinery and a refined products terminal in Romulus, MI for a total of $50 million. The allocation of the purchase price of these acquisitions was $29 million to properties, plants and equipment and $21 million to a supply contract included in deferred charges and other assets in the consolidated balance sheets.

No pro forma information has been presented since the impacts of acquisitions during the 2009-2011 period were not material in relation to Sunoco’s consolidated financial position or results of operations.

Divestments

Discontinued Operations

Cokemaking Operations—On July 26, 2011, an initial public offering of 13.34 million shares of SunCoke Energy common stock was completed, reducing Sunoco’s ownership to 81 percent. On January 17, 2012, the Company completed the separation of SunCoke Energy from Sunoco by distributing its remaining shares of SunCoke Energy common stock to Sunoco shareholders by means of a spin-off. For additional information concerning these transactions, see Note 16.

The following table sets forth the components of Sunoco’s net investment in SunCoke Energy at December 31, 2011 (in millions of dollars):

Current assets	$412
Properties, plants and equipment, net	1,487
Deferred charges and other assets	82

Total assets	1,981
Current liabilities	(281)
Long-term debt	(723)
Retirement benefit liabilities	(50)
Deferred income taxes	(325)
Other deferred credits and liabilities	(66)

Total liabilities	(1,445)
Noncontrolling interest	(150)

Net investment	$386

Chemicals Operations—In July 2011, Sunoco completed the sale of its phenol and acetone chemicals manufacturing facility in Philadelphia, PA (“Frankford Facility”) and related inventory to an affiliate of Honeywell International Inc. (“Honeywell”). In connection with this agreement, Sunoco recorded a $118 million provision ($70 million after tax) to write down Frankford Facility assets to their estimated fair values during the second quarter of 2011. Sunoco received total cash proceeds of $88 million in the third quarter of 2011 and recognized a $7 million gain ($4 million after tax) on the divestment. Sunoco is party to a cumene supply agreement with the Frankford Facility which may be terminated, upon six months prior notice, effective on or after June 30, 2012. Based on the Company’s decision to exit its refining business (see below), Sunoco notified Honeywell in December 2011 that it will terminate this agreement effective June 30, 2012.

In October 2011, Sunoco completed the sale of its phenol manufacturing facility in Haverhill, OH (“Haverhill Facility”) and related inventory to an affiliate of Goradia Capital LLC. Sunoco received total cash proceeds of $93 million and recognized a $6 million gain ($4 million after tax) on the divestment in the fourth quarter of 2011. Sunoco recorded a $169 million provision ($101 million after tax) to write down Haverhill Facility assets to their estimated fair values during the second quarter of 2011.

In March 2010, Sunoco completed the sale of the common stock of its polypropylene chemicals business to Braskem S.A. (“Braskem”). The assets sold as part of this transaction included the polypropylene manufacturing facilities in LaPorte, TX, Neal, WV, and Marcus Hook, PA, a propylene supply agreement and related inventory. Sunoco recognized a net loss of $169 million ($44 million after tax) in the first quarter of 2010 on the divestment. Cash proceeds from this divestment of $348 million were received in the second quarter of 2010. In 2011, Sunoco recognized a $4 million additional tax provision related to the sale.

Tulsa Refining Operations—In June 2009, Sunoco completed the sale of its Tulsa refinery to Holly Corporation. The transaction also included the sale of inventory attributable to the refinery which was valued at market prices at closing. Sunoco received a total of $157 million in cash proceeds from this divestment, comprised of $64 million from the sale of the refinery and $93 million from the sale of the related inventory. In the third quarter of 2011, Sunoco recorded an $18 million gain ($11 million after tax) attributable to a partial settlement of a retained low sulfur diesel credit liability related to the discontinued Tulsa refining operations.

The following table summarizes income (loss) from discontinued operations attributable to Sunoco, Inc. shareholders recognized during 2011, 2010 and 2009 (in millions of dollars):

	2011*	2010	2009
Income (loss) before income tax expense (benefit)	$(193)	$75	$289
Income tax expense (benefit)	(87)	(54)	42

Income (loss) from discontinued operations	(106)	129	247
Less: Income from discontinued operations attributable to noncontrolling interests	—	8	22

Income (loss) from discontinued operations attributable to Sunoco, Inc. shareholders	$(106)	$121	$225

*	Includes an $18 million gain ($11 million after tax) attributable to a partial settlement of a retained low sulfur diesel credit liability related to the discontinued Tulsa refining operations.

Income (loss) from discontinued operations includes net gains (losses) on divestment consisting of the following components (in millions of dollars):

	2011		2010		2009
	Pretax	After tax	Pretax	After tax	Pretax	After tax
Provision attributable to discontinued phenol operations	$(287)	$(171)	$—	$—	$—	$—
Gain on sale of discontinued phenol operations	13	8	—	—	—	—
Loss on sale of discontinued polypropylene operations	—	(4)	(169)	(44)	—	—
Gain on sale of Tulsa refinery*	—	—	—	—	70	41

	$(274)	$(167)	$(169)	$(44)	$70	$41

*In	2008, Sunoco recognized a $160 million provision ($95 million after tax) attributable to the discontinued Tulsa refining operations.

Sales and other operating revenue (including consumer excise taxes) from discontinued operations totaled $2,612, $2,710 and $3,355 million for 2011, 2010 and 2009, respectively.

Other Divestments

Toledo Refinery—In March 2011, Sunoco completed the sale of its Toledo refinery and related crude and refined product inventories to a wholly owned subsidiary of PBF Holding Company LLC. The Company received $1,037 million in net proceeds consisting of $546 million in cash at closing, a $200 million two-year note receivable of which $18 million was repaid during the third quarter of 2011 with the remainder repaid in February 2012, and a $285 million note receivable and $6 million in cash related to working capital adjustments subsequent to closing which were both paid in May 2011. In addition, the purchase agreement also includes a participation payment of up to $125 million based on the future profitability of the refinery. Sunoco has not recorded any amount related to the contingent consideration in accordance with its accounting policy election on such amounts. The Company expects to receive a significant portion of the $125 million participation payment in 2012 based on the Toledo refinery’s 2011 estimated operating results. In connection with this transaction, the Company recognized a $2 million net pretax gain ($4 million loss after tax) during 2011 which is included in other income, net, in the consolidated statements of operations. This loss includes a pretax gain of $535 million attributable to the sale of crude and refined product inventories. The results of operations for the Toledo refinery have not been classified as discontinued operations due to Sunoco’s expected continuing involvement with the Toledo refinery through a three-year agreement for the purchase of gasoline and distillate to supply Sunoco retail sites in this area.

The following table sets forth the components of the Toledo refinery and related assets that were classified as held for sale at December 31, 2010 (in millions of dollars):

Inventories:
Crude oil	$92
Petroleum and chemical products	14
Materials, supplies and other	12

Total inventories	118
Properties, plants and equipment, net	895
Deferred charges and other assets	16

$1,029

Retail Portfolio Management Program—During the 2009-2011 period, Sunoco generated $178 million of divestment proceeds related to the sale of 229 retail sites under a Retail Portfolio Management (“RPM”) program to selectively reduce the Company’s invested capital in Company-owned or leased retail sites. Most of the sites were converted to contract dealers or distributors thereby retaining most of the gasoline sales volume attributable to the divested sites within the Sunoco branded business. During 2011, 2010 and 2009, net gains of $9, $17 and $24 million, respectively, were recognized as gains on divestments in other income, net, in the consolidated statements of operations in connection with the RPM program.

Retail Heating Oil and Propane Distribution Business—In 2009, Sunoco sold its retail heating oil and propane distribution business for $83 million in cash. In connection with this transaction, Sunoco recognized a $44 million net gain ($26 million after tax), which includes an $8 million accrual for environmental indemnification and other exit costs. This gain is recognized as a gain on divestment in other income, net, in the consolidated statements of operations.

Other Matters

Asset Write-Downs and Other Matters—The following table summarizes information regarding the provision for asset write-downs and other matters recognized during 2011, 2010 and 2009 (in millions of dollars):

	2011		2010		2009
	Pretax	After Tax	Pretax	After Tax	Pretax	After Tax
Philadelphia and Marcus Hook refineries*	$2,611	$1,549	$—	$—	$—	$—
Eagle Point refinery	5	3	57	34	476	284
Business improvement initiatives	13	8	68	40	169	100
MTBE coverage settlement	—	—	(16)	(9)	—	—
Other	—	—	—	—	42	23

	$2,629	$1,560	$109	$65	$687	$407

*Includes	$22 million pretax attributable to noncontrolling interests.

In September 2011, Sunoco announced its decision to exit its refining business and initiated a formal process to sell its remaining refineries located in Philadelphia and Marcus Hook, PA (together, the “Northeast Refineries”). Sunoco indefinitely idled the main processing units at its Marcus Hook refinery in December 2011 due to deteriorating refining market conditions. As the Company has received no proposals to purchase Marcus Hook as a refinery, Sunoco is pursuing options with third parties for alternate uses of the Marcus Hook facility.

Sunoco continues to operate its Philadelphia refinery while it seeks a buyer for that facility. Sunoco has seen some degree of interest in the Philadelphia refinery and therefore continues to pursue a sale of this facility as an operating refinery. However, if a suitable sales transaction cannot be implemented, the Company intends to permanently idle the main processing units at both facilities no later than July 2012. In connection with these decisions, Sunoco recorded a $2,363 million noncash provision ($1,405 million after tax) primarily to write down long-lived assets at the Northeast Refineries to their estimated fair values and recorded provisions for severance, contract terminations and idling expenses of $248 million ($144 million after tax) in the second half of 2011. These accruals include an estimated loss to terminate a ten-year polymer-grade propylene supply contract with Braskem in connection with the sale of Sunoco’s discontinued polypropylene chemicals business in March 2010. After these write-downs, the refining assets are recorded at $105 million. The estimated fair values were determined based upon discounted projected cash flows, comparable sales transactions and offers by potential purchasers as adjusted to reflect the probability of completing a sales transaction. The estimate also reflects potential alternative uses of the facilities, where appropriate. Since these fair values were estimated primarily based upon unobservable inputs, they were determined to be level 3 fair value measurements within the fair value hierarchy under current accounting guidance. If such units are permanently idled, additional provisions of up to $300 million, primarily related to shutdown expenses and severance and pension costs, could be incurred. Upon a sale or permanent idling of the main processing units, Sunoco expects to record a pretax gain related to the liquidation of all of its crude oil and a significant portion of its refined product inventories at the Northeast Refineries totaling approximately $2 billion based on current market prices. The actual amount of this gain will depend upon the market value of crude and refined products and the volumes on hand at the time of liquidation.

In 2009, the Company permanently shut down all process units at the Eagle Point refinery. In connection with this decision, Sunoco recorded a $476 million provision ($284 million after tax) to write down the affected assets to their estimated fair values and to establish accruals for employee terminations, pension and postretirement curtailment losses and other related costs. The estimated fair value of the Eagle Point assets was largely based upon an independent appraiser’s use of observable current replacement costs of similar new equipment adjusted to reflect the age, condition, maintenance history and estimated remaining useful life. Since the fair value reflected both observable and unobservable inputs, it was determined to be a level 3 fair value measurement within the fair value hierarchy under current accounting guidance. The Company recorded additional provisions of $57 and $5 million ($34 and $3 million after tax) in 2010 and 2011, respectively, primarily for additional asset write-downs and contract losses in connection with excess barge capacity resulting from the shutdown of the Eagle Point refining operations. Sunoco also recognized LIFO inventory gains of $92 and $168 million ($55 and $100 million after tax) during 2009 and 2010, respectively, from the liquidation of refined product inventories in connection with the shutdown of the Eagle Point refinery (Note 6).

In 2009, management implemented a business improvement initiative to reduce costs and improve business processes. The initiative included all business and operations support functions, as well as operations at certain facilities. In connection with this initiative, the Company recorded a $169 million provision ($100 million after tax) in 2009 for employee terminations, pension and postretirement settlement and curtailment losses and other related costs. Sunoco recorded additional provisions of $68 and $13 million ($40 and $8 million after tax) in 2010 and 2011, respectively, primarily for pension settlement losses and employee terminations and related costs.

In 2010, the Company recognized a $16 million gain ($9 million after tax) on an insurance settlement related to MTBE coverage (Note 13).

During 2009, Sunoco also recorded a $35 million provision to write down to estimated fair value certain other assets primarily in the Refining and Supply business, established $16 million of accruals for costs associated with MTBE litigation and recognized a $9 million net curtailment gain related to a freeze of pension benefits for most participants in the Company’s defined benefit pension plans and a phase down or elimination of postretirement medical benefits (Note 9).

The following table summarizes the changes in the accrual for employee terminations and other exit costs during 2011, 2010 and 2009 (in millions of dollars):

	2011	2010	2009
Balance at beginning of period	$79	$68	$12
Additional accruals	249	61	114
Payments charged against the accruals	(34)	(50)	(58)

Balance at end of period	$294	$79	$68

3. Other Income, Net

The components of other income, net, are as follows (in millions of dollars):

	2011	2010	2009
Gain (loss) on divestments (Note 2):
Toledo refinery and related inventory	$2	$—	$—
RPM program	9	17	24
Retail heating oil and propane distribution business	—	—	44
Other	2	4	1
Equity income (loss):
Pipeline joint ventures (Notes 2 and 7)	13	27	26
Other	2	1	(3)
Other	21	33	3

	$49	$82	$95

4. Income Taxes

The components of income tax expense (benefit) attributable to continuing operations are as follows (in millions of dollars):

	2011	2010	2009
Income taxes currently payable:
U.S. federal	$65	$(144)	$(354)
State and other	(13)	(19)	1

	52	(163)	(353)

Deferred taxes:
U.S. federal	(930)	209	68
State and other	(185)	30	(89)

	(1,115)	239	(21)

	$(1,063)	$76	$(374)

The reconciliation of income tax expense (benefit) at the U.S. statutory rate to the income tax expense (benefit) attributable to continuing operations is as follows (in millions of dollars):

	For The Years Ended December 31,
	2011	2010	2009
Income tax expense (benefit) at U.S. statutory rate of 35 percent	$(863)	$131	$(287)
Increase (reduction) in income taxes resulting from:
Income attributable to noncontrolling interests	(51)	(65)	(37)
Manufacturers’ deduction	—	1	6
State income taxes (net of federal income tax effects)	(126)	7	(60)
Other	(23)	2	4

	$(1,063)	$76	$(374)

The tax effects of temporary differences which comprise the net deferred income tax liability are as follows (in millions of dollars):

	December 31,
	2011	2010
Deferred tax assets:
Retirement benefit liabilities	$213	$210
Environmental remediation liabilities	39	40
Other liabilities not yet deductible	235	171
Inventories	—	75
Federal net operating loss carryforward*	24	—
Federal tax credit carryforwards**	79	55
State net operating loss carryforwards, net of federal income tax effects***	79	89
Valuation allowance for state net operating loss carryforwards, net of federal income tax effects	(38)	(22)
Other	14	11

	645	629

Deferred tax liabilities:
Properties, plants and equipment	(479)	(1,563)
Investment in partnerships	(354)	(320)
Other	(2)	(7)

	(835)	(1,890)

Net deferred income tax liability	$(190)	$(1,261)

*The	federal net operating loss carryforward expires in 2031.
*	*Includes $49 million of tax credit carryforwards which will expire in 2030 and 2031 while the remaining credits have no expiration date.
***The	state net operating loss carryforward of $122 million at December 31, 2011 expires from 2019 through 2030.

The net deferred income tax liability is classified in the consolidated balance sheets as follows (in millions of dollars):

	December 31,
	2011	2010
Current asset	$286	$129
Noncurrent asset	68	—
Noncurrent liability	(544)	(1,390)

	$(190)	$(1,261)

Net cash payments (refunds) for income taxes were $45, $(375) and $141 million in 2011, 2010 and 2009, respectively. The Company received federal income tax refunds totaling $526 and $35 million, respectively, during 2010 and 2011 for the carryback of its 2009 net operating loss.

During 2011, Sunoco recorded a $16 million increase (net of federal income tax benefit) in the valuation allowance on state net operating loss carryforwards in connection with the decision to exit its refining business.

The following table sets forth the changes in unrecognized tax benefits (in millions of dollars):

	2011	2010	2009
Balance at beginning of year	$20	$20	$45
Additions attributable to tax positions taken in the current year	—	5	—
Additions attributable to tax positions taken in prior years	8	—	—
Reductions attributable to tax positions taken in prior years	(1)	(5)	(3)
Settlements	(11)	—	(22)

Balance at end of year	$16 *	$20	$20

*Includes	$16 million ($10 million after federal income tax benefits) related to tax positions which, if recognized, would impact the Company’s effective tax rate.

Accruals for interest and penalties totaled $12 and $9 million at December 31, 2011 and 2010, respectively.

The Company’s federal income tax returns have been examined by the Internal Revenue Service for all years through 2006. The federal examination for the 2007 and 2008 tax years has been completed and the Company has entered into an agreement to resolve all issues. The Company believes that appropriate accruals have been recorded for any potential adjustments. State and other income tax returns are generally subject to examination for a period of three to five years after the filing of the respective returns. The state impact of any amended federal returns remains subject to examination by various states for a period of up to one year after formal notification of such amendments to the states. The Company and its subsidiaries have various state and other income tax returns in the process of examination or administrative appeal. Among the issues applicable to those tax years which are under examination, appeal or otherwise are the deductibility of certain intercompany expenses that were claimed in the returns as filed and whether certain Sunoco entities have economic nexus in various jurisdictions. The Company does not expect any unrecognized tax benefits pertaining to income tax matters will significantly increase or decrease in the next twelve months.

5. Earnings Per Share Data

The following table sets forth the reconciliation of the weighted-average number of common shares used to compute basic earnings per share (“EPS”) to those used to compute diluted EPS (in millions):

	2011*	2010	2009*
Weighted-average number of common shares outstanding—basic	115.7	120.1	116.9
Add effect of dilutive stock incentive awards	—	0.2	—

Weighted-average number of shares—diluted	115.7	120.3	116.9

*Since	the assumed issuance of common stock under stock incentive awards would not have been dilutive, the weighted-average number of shares used to compute diluted EPS is equal to the weighted-average number of shares used in the basic EPS computation.

6. Inventories

Inventories (excluding those attributable to the Toledo refinery which are included in assets held for sale at December 31, 2010) consisted of the following components (in millions of dollars):

	December 31,
	2011	2010
Crude oil	$204	$98
Petroleum and chemical products	120	126
Coal and coke	190	83
Materials, supplies and other	73	97

	$587	$404

The current replacement cost of all inventories valued at LIFO, including inventories classified as assets held for sale, exceeded their carrying values by $2.92 and $3.12 billion at December 31, 2011 and 2010, respectively. During 2011 and 2010, Sunoco reduced certain inventory quantities which were valued at lower LIFO costs prevailing in prior years. The effect of these reductions was to increase results of operations by $63 million ($38 million after tax) and $188 million ($112 million after tax) during 2011 and 2010, respectively. The 2010 amount includes $10 million ($6 million after tax) attributable to discontinued polypropylene chemicals operations prior to its divestment. The net pretax gain on the sale of the Toledo refinery includes LIFO inventory profits of $535 million ($321 million after tax). The gains recognized in connection with the sale of the discontinued Frankford and Haverhill chemicals facilities include LIFO inventory profits of $47 million ($28 million after tax).

7. Investments and Long-Term Receivables

Investments and long-term receivables consisted of the following components (in millions of dollars):

	December 31,
	2011	2010
Investments in affiliated companies:
Pipeline joint ventures (Notes 2 and 3)	$73	$76	*
Brazilian cokemaking operations	41	41
Other	19	24

	133	141
Accounts and notes receivable	25	19

	$158	$160

*Includes	equity interest in Inland which is reflected as a consolidated subsidiary of Sunoco at December 31, 2011 as a result of the controlling financial interest acquired in 2011 (Note 2).

Dividends received from affiliated companies which are accounted for by the equity method amounted to $12, $16 and $20 million in 2011, 2010 and 2009, respectively. Retained earnings at December 31, 2011 include $28 million of undistributed earnings attributable to these companies.

SunCoke Energy is the operator of a cokemaking plant in Vitória, Brazil and has a total equity interest of $41 million in the project company that owns the Vitória facility consisting largely of preferred shares. SunCoke Energy is the sole subscriber of preferred shares. The project company is a variable interest entity for which SunCoke Energy is not the primary beneficiary.

8. Properties, Plants and Equipment

Properties, plants and equipment (excluding those attributable to the Toledo refinery which are included in assets held for sale at December 31, 2010) consisted of the following components (in millions of dollars):

	Gross Investments at Cost	Accumulated Depreciation, Depletion and Amortization	Net Investment
December 31, 2011
Logistics	$3,281	$751	$2,530
Retail marketing	1,481	722	759
Refining and supply	367	178	189
Discontinued cokemaking operations	1,881	394	1,487

	$7,010	$2,045	$4,965

December 31, 2010
Logistics	$2,841	$703	$2,138
Retail marketing	1,388	674	714
Refining and supply	4,787	2,222	2,565
Discontinued chemicals operations	694	269	425
Discontinued cokemaking operations	1,553	340	1,213

	$11,263	$4,208	$7,055

9. Retirement Benefit Plans

Defined Benefit Pension Plans and Postretirement Health Care Plans

Sunoco has both funded and unfunded noncontributory defined benefit pension plans (“defined benefit plans”). Sunoco also has plans which provide health care benefits for substantially all of its current retirees (“postretirement benefit plans”). The postretirement benefit plans are unfunded and the costs are shared by Sunoco and its retirees. The levels of required retiree contributions to postretirement benefit plans are adjusted periodically, and the plans contain other cost-sharing features, such as deductibles and coinsurance. In addition, there is a per retiree dollar cap on Sunoco’s annual contributions for its principal postretirement health care benefits plan. Effective June 30, 2010, pension benefits under the Company’s defined benefit plans were frozen for most of the participants in these plans at which time the Company instituted a discretionary profit-sharing contribution on behalf of these employees in its defined contribution plan. The Company expects that upon its exit from the refining business, defined benefit plans will be frozen for all participants and no additional benefits will be earned. Postretirement medical benefits were also phased down or eliminated for all employees retiring after July 1, 2010. In February 2012, the Company announced that it was establishing a trust for its postretirement benefit liabilities by making a tax-deductible contribution of approximately $200 million and restructuring the retiree medical plan to eliminate Sunoco’s liability beyond this funded amount. The retiree medical plan change eliminates substantially all of the Company’s future exposure to variances between actual results and assumptions used to estimate retiree medical plan obligations.

SunCoke Energy also amended its postretirement plans during 2010. Postretirement medical benefits for its future retirees were phased out or eliminated, effective January 1, 2011, for most non-mining employees with less than ten years of service on January 1, 2011 and employer costs for all those still eligible for such benefits have been capped.

As a result of the changes implemented during 2010, the Company’s pension and postretirement benefits liability declined approximately $35 and $95 million in 2010 and 2009, respectively. The benefit of these liability reductions will be amortized into earnings through 2016 and 2019, respectively. The service and interest cost on the existing obligations have declined as a result of these changes. The reduction in service and interest cost attributable to the Company’s defined benefit plans has also increased the likelihood that settlement gains or losses, representing the accelerated amortization of deferred gains and losses, will be recognized in the future as previously earned lump sum payments are made.

Defined benefit plans and postretirement benefit plans expense (including amounts attributable to discontinued operations) consisted of the following components (in millions of dollars):

	Defined Benefit Plans			Postretirement Benefit Plans
	2011	2010	2009	2011	2010	2009
Service cost (cost of benefits earned during the year)	$7	$23	$39	$1	$2	$8
Interest cost on benefit obligations	51	61	75	14	17	24
Expected return on plan assets	(68)	(68)	(58)	—	—	—
Amortization of:
Actuarial losses	31	47	56	8	4	2
Prior service cost (benefit)	—	—	1	(20)	(20)	(4)

	21	63	113	3	3	30
Settlement losses (Note 2)	56	56	111	—	—	—
Special termination benefits and curtailment losses (gains) (Note 2)	8	3	28	(1)	(3)	(9)

	$85	$122	$252	$2	$—	$21

For 2012, amortization of actuarial losses and prior service cost (benefit) (excluding amounts attributable to SunCoke Energy) is estimated at $25 and $— million, respectively, for defined benefit plans and $3 and $(6) million, respectively, for postretirement benefit plans.

Defined benefit plans and postretirement benefit plans expense is generally determined using actuarial assumptions as of the beginning of the year, or using weighted-average assumptions when curtailments, settlements and/or other events require a plan remeasurement. The following weighted-average assumptions were used to determine defined benefit plans and postretirement benefit plans expense:

	Defined Benefit Plans			Postretirement Benefit Plans
	2011	2010	2009	2011	2010	2009
Discount rate	4.80%	5.20%	6.00%	4.25%	4.90%	5.95%
Long-term expected rate of return on plan assets	8.25%	8.25%	8.25%
Rate of compensation increase	3.00%	3.00%	4.00%

The long-term expected rate of return on plan assets was estimated based on a variety of factors including the historical investment return achieved over a long-term period, the targeted allocation of plan assets and expectations concerning future returns in the marketplace for both equity and fixed income securities.

The following amounts were recognized as components of other comprehensive income (loss) for the years ended December 31, 2011, 2010 and 2009 (in millions of dollars):

	Defined Benefit Plans			Postretirement Benefit Plans
	2011	2010	2009	2011	2010	2009
Reclassifications to earnings of:
Actuarial loss amortization	$31	$47	$56	$8	$4	$2
Prior service cost (benefit) amortization	—	—	1	(20)	(20)	(4)
Settlement and curtailment losses (gains)	57	57	118	(3)	(3)	(13)
Retirement benefit plans funded status adjustment:
Actuarial gains (losses)	(121)	28	58	29	(25)	(37)
Prior service benefit (cost)	—	—	—	—	31	60

	$(33)	$132	$233	$14	$(13)	$8

The following tables set forth the components of the changes in benefit obligations and fair value of plan assets during 2011 and 2010 as well as the funded status at December 31, 2011 and 2010 (in millions of dollars):

	Defined Benefit Plans				Postretirement Benefit Plans
	2011		2010
	Funded Plans	Unfunded Plans	Funded Plans	Unfunded Plans	2011	2010
Benefit obligations at beginning of year*	$1,069	$89	$1,123	$100	$386	$405
Service cost	7	—	23	—	1	2
Interest cost	47	4	56	5	14	17
Actuarial (gains) losses	109	10	53	7	(28)	27
Plan amendments	—	—	—	—	—	(31)
Benefits paid	(212)	(20)	(168)	(25)	(51)	(48)
Divestments	—	—	(11)	—	—	—
Premiums paid by participants	—	—	—	—	19	16
Special termination benefits and curtailment (gains) losses	(1)	—	(7)	2	—	(2)

Benefit obligations at end of year*	$1,019	$83	$1,069	$89	$341	$386

Fair value of plan assets at beginning of year	$1,008		$804
Actual income on plan assets	57		149
Employer contributions	—		234
Benefits paid from plan assets	(212)		(168)
Divestments	—		(11)

Fair value of plan assets at end of year	$853		$1,008

Underfunded accumulated obligation	$(166)	$(83)	$(35)	$(89)
Provision for future salary increases	—	—	(26)	—

Funded status at end of year**	$(166)	$(83)	$(61)	$(89)	$(341)	$(386)

*	Represents the projected benefit obligations for defined benefit plans and the accumulated postretirement benefit obligations (“APBO”) for postretirement benefit plans. The accumulated benefit obligations for funded and unfunded defined benefit plans amounted to $1,019 and $83 million, respectively, at December 31, 2011 and $1,043 and $89 million, respectively, at December 31, 2010.
**	Represents retirement benefit liabilities (including current portion) in the consolidated balance sheets. The current portion of retirement liabilities, which totaled $48 and $55 million at December 31, 2011 and 2010, respectively, is classified in accrued liabilities in the consolidated balance sheets.

In 2010, the Company contributed $234 million to its funded defined benefit plans consisting of $144 million of cash and 3.59 million shares of Sunoco common stock valued at $90 million. The Sunoco common stock contributed to the plans was liquidated by an independent investment manager and reinvested in accordance with the targeted investment allocation of the plans. The liquidation of Sunoco common stock was completed during 2011. The Company expects to make voluntary cash contributions of $80 million during 2012.

The following table sets forth the cumulative amounts not yet recognized in net income (loss) at December 31, 2011 and 2010 (in millions of dollars):

	Defined Benefit Plans				Postretirement Benefit Plans
	2011		2010
	Funded Plans	Unfunded Plans	Funded Plans	Unfunded Plans	2011	2010
Cumulative amounts not yet recognized in net income (loss):
Prior service cost (benefit)	$—	$(1)	$1	$(1)	$(33)	$(56)
Actuarial losses	389	34	356	33	63	100

Accumulated other comprehensive loss (before related tax benefits)	$389	$33	$357	$32	$30	$44

The following table sets forth the plan assets in the funded defined benefit plans measured at fair value, by input level, at December 31, 2011 and 2010 (in millions of dollars):

	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)		Total
	2011	2010	2011	2010	2011	2010	2011	2010
Equity securities:
Sunoco, Inc. common stock	$—	$66	$—	$—	$—	$—	$—	$66
Domestic	—	80	—	—	—	—	—	80
International	—	5	—	—	—	—	—	5
Fixed income securities:
Government and federal-sponsored agency obligations	—	68	61	—	—	—	61	68
Corporate and other debt instruments	—	—	268	252	—	—	268	252
Mutual and collective trust funds:
Equity securities:
Domestic	—	40	193	150	—	—	193	190
International	—	48	133	133	—	—	133	181
Fixed income securities:
Government and federal-sponsored agency obligations	—	—	—	—	—	—	—	—
Corporate and other debt instruments	—	—	75	60	—	—	75	60
Private equity investments	—	—	—	—	85	77	85	77
Cash and cash equivalents*	38	29	—	—	—	—	38	29

	$38	$336	$730	$595	$85	$77	$853	$1,008

*Substantially	all of these funds are held in connection with fixed income investment strategies.

The following table sets forth the change in fair value for plan assets measured using significant unobservable inputs (level 3) (in millions of dollars):

	2011	2010
Balance at beginning of year	$77	$56
Actual gain on plan assets:
Assets held at end of year	8	13
Assets sold during the year	—	—
Investments	11	19
Return of capital	(11)	(11)

Balance at end of year	$85	$77

The valuation of mutual funds is determined primarily based on the closing market price of the assets held in the funds on the last business day of the year. Collective trust funds are valued primarily at net asset value per share, which is determined by dividing the fair value of a fund’s net assets by the number of fund units outstanding at the valuation date. The collective trust funds are invested in various underlying investments, primarily including U.S. and international common stocks, U.S. corporate debt instruments and other traditional short-term investments, with the goal of providing liquidity and preservation of capital while maximizing return on assets. Government obligations, asset backed securities, corporate bonds and other debt securities are primarily valued using a market approach pricing methodology, where observable prices are obtained by market transactions involving identical or comparable securities of issuers with similar credit ratings or at the average of the most recent observable bid and asked prices. Private equity investments are primarily valued at the estimated fair value of the underlying assets. The private equity investments have various strategies, primarily including corporate finance and buyout, debt and real estate. Cash and cash equivalents are valued at cost, which approximates fair value.

The asset allocations attributable to the assets of the funded defined benefit plans at December 31, 2011 and 2010 and the target allocation of plan assets for 2012, by asset category, are as follows (in percentages):

	2012 Target	December 31,
		2011	2010
Asset category:
Equity securities	50	38	52
Fixed income securities*	45	52	41
Private equity investments	5	10	7

Total	100	100	100

*Includes	cash and cash equivalents which are held to manage duration in connection with fixed income investment strategies. At
December	31, 2011, also includes cash held in anticipation of a transfer to SunCoke Energy’s pension trust.

The investment strategy of the Company’s funded defined benefit plans is to achieve consistent positive returns, after adjusting for inflation, and to maximize long-term total return within prudent levels of risk through a combination of income and capital appreciation. During 2009, a shift in the targeted investment mix was approved which has resulted in a reallocation of 10 percent of plan assets from equity securities to fixed income securities. In addition, the duration of the fixed income portfolio has been increased to better match the duration of the plan obligations. The objective of this strategy change is to reduce the volatility of investment returns, maintain a sufficient funded status of the plans and limit required contributions. The Company anticipates further shifts in targeted asset allocation from equity securities to fixed income securities if funding levels improve due to asset performance or Company contributions.

The expected benefit payments through 2021 (excluding approximately $65 million attributable to SunCoke Energy) for the defined benefit and postretirement benefit plans are as follows (in millions of dollars):

	Defined Benefit Plans		Postretirement Benefit Plans*
	Funded Plans	Unfunded Plans
Year ending December 31:
2012**	$300	$11	$32
2013	$100	$11	$31
2014	$96	$11	$30
2015	$90	$10	$29
2016	$80	$9	$27
2017 through 2021	$296	$31	$104

*	Net of premiums paid by participants.
**Includes	expected defined benefit payments in connection with the Company’s exit from refining.

The measurement date for the Company’s defined benefit and postretirement benefit plans is December 31. The following weighted-average assumptions were used at December 31, 2011 and 2010 to determine benefit obligations for the plans:

	Defined Benefit Plans		Postretirement Benefit Plans
	2011	2010	2011	2010
Discount rate	4.15%	4.95%	3.70%	4.40%
Rate of compensation increase	3.00%	3.00%

The health care cost trend assumption used at December 31, 2011 to compute the APBO for the postretirement benefit plans was an increase of 8.0 percent (8.5 percent at December 31, 2010), which is assumed to decline gradually to 5.5 percent in 2017 and to remain at that level thereafter. Changes in the health care cost trend assumption are not expected to have a significant impact on Sunoco’s postretirement benefits expense or the related APBO due to the per retiree dollar cap on Sunoco’s annual contributions and the plan structure changes announced in February 2012.

Defined Contribution Pension Plans

Sunoco has defined contribution pension plans which provide retirement benefits for most of its employees. Sunoco’s contributions are principally based on a percentage of employees’ annual base compensation and, effective July 1, 2010, a discretionary profit sharing contribution. These contributions (including those attributable to discontinued operations) are charged against income as incurred and amounted to $33, $27 and $28 million in 2011, 2010 and 2009, respectively. Contributions for 2011 and 2010 include $12 and $7 million, respectively, attributable to the discretionary profit sharing contributions.

Sunoco’s principal defined contribution plan is SunCAP. SunCAP is a combined profit sharing and employee stock ownership plan which contains a provision designed to permit SunCAP, only upon approval by the Company’s Board of Directors (“Board”), to borrow in order to purchase shares of Company common stock. As of December 31, 2011, no such borrowings had been approved.

10. Deferred Charges and Other Assets

Deferred charges and other assets (excluding amounts attributable to the Toledo refinery which are included in assets held for sale at December 31, 2010) consist of the following (in millions of dollars):

	December 31,
	2011	2010
Goodwill*	$140	$120
Customer contracts and other intangible assets**	298	136
Other	163	100

	$601	$356

*	Includes $20 and $47 million allocated to goodwill in connection with acquisitions during 2011 and 2010, respectively (Note 2).
**	Includes $183 and $90 million allocated to patents, customer contracts and the associated shipping rights in connection with acquisitions during 2011 and 2010, respectively (Note 2).

11. Long-Term Debt and Credit Facilities

Long-term debt consists of the following (in millions of dollars):

	December 31,
	2011	2010
7.25% notes due 2012	$ 250	$ 250
8.75% notes due 2014	175	175
4.875% notes due 2014	250	250
9.625% notes due 2015	250	250
6.125% notes due 2016	175	175
5.75% notes due 2017	400	400
Term loan facility due 2018 (4.00% interest rate at December 31, 2011)	328	—
7.625% notes due 2019	400	—
5.50% notes due 2020	250	250
4.65% notes due 2022	300	—
9.00% debentures due 2024	65	65
6.85% notes due 2040	250	250
6.10% notes due 2042	300	—
6.75% notes due 2011	—	177
6.75% convertible subordinated debentures due 2012	—	7
Revolving credit loan, floating interest rate	—	31
Other	53	38

	3,446	2,318
Less: unamortized discount	5	4
current portion	282	178

	$3,159	$2,136

The aggregate amount of long-term debt maturing and sinking fund requirements in the years 2012 through 2016 is as follows (in millions of dollars):

2012	$282	2015	$253
2013	$4	2016	$178
2014	$429

The following table summarizes Sunoco’s debt (including current portion) by issuer (in millions of dollars):

	December 31,
	2011	2010
Sunoco, Inc.	$964	$1,147
Sunoco Logistics Partners L.P.	1,698	1,129
SunCoke Energy, Inc.	726	—
Other	53	38

	$3,441	$2,314

In July 2011, the Partnership issued $600 million of long-term debt, consisting of $300 million of 4.65 percent notes due in 2022 and $300 million of 6.10 percent notes due in 2042.

Also in July 2011, concurrent with its initial public offering (“SunCoke IPO”), SunCoke Energy issued $400 million aggregate principal of 7.625 percent notes which mature in 2019. Concurrent with its IPO, SunCoke Energy also borrowed $300 million under a senior secured term loan credit facility which matures in 2018. The term loan credit facility provides for incremental borrowings up to $75 million which are available subject to the satisfaction of certain conditions. SunCoke Energy borrowed an additional $30 million under the term loan credit facility in December 2011. The term loan credit facility will amortize in quarterly installments equal to 0.25 percent of the original principal amount of the term loan credit facility with the balance payable at maturity and bears interest at a rate based on SunCoke Energy’s election of available alternatives which includes LIBOR (with a floor of 1.00 percent) plus 3.00 percent. These facilities are secured on a first priority basis by a perfected security interest in substantially all of SunCoke Energy’s and each SunCoke Energy subsidiary guarantor’s tangible and intangible assets (subject to certain exceptions). SunCoke Energy used a portion of the proceeds from its borrowings to repay $575 million of intercompany debt payable to a subsidiary of Sunoco in the third quarter of 2011.

In February 2012, the Company announced that it intends to spend approximately $400 million in 2012 to reduce debt, including $103 million of floating-rate notes that were repaid in January 2012. Interest expense is expected to decline by approximately $15 million as a result of the planned debt repurchase.

In November 2011, Sunoco entered into an $800 million secured revolving credit agreement with a syndicate of 17 participating banks (the “Secured Facility”) which matures in November 2012. Concurrent with this agreement, the Company terminated its existing $1.2 billion revolving credit facility and transferred all commitments outstanding under this facility to the Secured Facility. Borrowings under the Secured Facility may be made up to the lesser of the total available commitments or the amount of a periodically adjusted borrowing base which is calculated by reference to the value of collateral that includes the Company’s eligible crude oil and refined product inventories; certain receivables from inventory sales (other than receivables generated from sales of refined products subject to the Company’s existing securitization facility); 3.25 million common units, representing limited partnership interests in Sunoco Logistics Partners L.P.; and eligible cash and cash equivalent balances. At December 31, 2011, the value of assets identified as collateral under the Secured Facility totaled $2.2 billion. The Secured Facility includes a letter of credit sub-facility, limited to the lesser of the entire aggregate commitment or the borrowing base, and a $125 million sub-facility for same-day borrowings (as defined in the Secured Facility). Borrowings outstanding under the Secured Facility bear interest at a base rate plus an applicable margin that varies based upon the Company’s credit rating (as defined in the Secured Facility). The Secured Facility contains covenants which require the Company to maintain liquidity of at least $400 million and collateral equal to at least 110 percent of borrowings outstanding under the Secured Facility. At December 31, 2011, there were no borrowings under the Secured Facility; however, the Secured Facility was being used at that date to support letters of credit totaling $64 million and $103 million of floating-rate notes due in 2034 (with a weighted-average interest rate of .12 percent). The floating-rate notes were repaid in January 2012.

Also in July 2011, a wholly owned subsidiary of the Company, Sunoco Receivables Corporation, Inc. (“SRC”), executed an agreement with four participating banks, extending its accounts receivable securitization facility that was scheduled to expire in August 2011 by an additional 364 days. The updated facility permits borrowings and supports the issuance of letters of credit by SRC up to a total of $250 million. Under the receivables facility, certain subsidiaries of the Company will sell their accounts receivable from time to time to SRC. In turn, SRC may sell undivided ownership interests in such receivables to commercial paper conduits in exchange for cash or letters of credit. The Company has agreed to continue servicing the receivables for SRC. Upon the sale of the interests in the accounts receivable by SRC, the conduits have a first priority perfected security interest in such receivables and, as a result, the receivables will not be available to the creditors of the Company or its other subsidiaries. At December 31, 2011, there was approximately $310 million of accounts receivable eligible to support this facility; however, there were no borrowings outstanding under the facility as of that date. The facility was being used to support letters of credit totaling $110 million at December 31, 2011.

In August 2011, the Partnership replaced its existing $458 million of credit facilities with two new credit facilities totaling $550 million. The Partnership’s new credit facilities consist of a five-year $350 million unsecured credit facility and a $200 million 364-day unsecured credit facility which is available to fund certain inventory activities. There were no borrowings outstanding under the Partnership’s facilities at December 31, 2011. The $350 and $200 million credit facilities contain various covenants including the requirement that the Partnership’s total debt to EBITDA ratio (each as defined in the facilities) not exceed 5.00 to 1. This ratio can generally be increased to 5.50 to 1 during an acquisition period (as defined in the facilities). At December 31, 2011, the Partnership’s ratio of total debt to EBITDA was 3.1 to 1.

Cash payments for interest related to short-term borrowings and long-term debt (net of amounts capitalized) were $132, $134 and $91 million in 2011, 2010 and 2009, respectively.

12. Other Deferred Credits and Liabilities

Other deferred credits and liabilities consist of the following (in millions of dollars):

	December 31,
	2011	2010
Asset retirement obligations*	$173	$98
Environmental remediation accrual (Note 13)	75	86
Self-insurance accrual	71	78
Deferred revenue on power contract restructuring**	62	65
Unrecognized tax benefits and related interest and penalties (Note 4)	28	29
Other	158	206

	$567	$562

*	Increase in 2011 primarily attributable to accruals established in connection with Sunoco’s decision to exit refining (Note 2).
**	Amortizing over a 30-year period ending in 2035.

13. Commitments and Contingent Liabilities

Leases and Other Commitments

Sunoco, as lessee, has noncancelable operating leases for marine transportation vessels, service stations, office space and other property and equipment. Total rental expense for such leases for the years 2011, 2010 and 2009 amounted to $126, $155 and $178 million, respectively, which include contingent rentals totaling $23, $16 and $17 million, respectively. Approximately 27 percent of total rental expense was recovered through related sublease rental income during 2011.

The aggregate amount of future minimum annual rentals (excluding approximately $20 million aggregate minimum payments attributable to SunCoke Energy) applicable to noncancelable operating leases, including amounts pertaining to lease extension options which are assumed to be exercised, are as follows (in millions of dollars):

	Current Lease Term	Lease Extension Options	Total
Year ending December 31:
2012	$81	$—	$81
2013	68	1	69
2014	50	2	52
2015	44	4	48
2016	36	6	42
Thereafter	128	164	292

Future minimum lease payments	$407	$177	584

Less: Sublease rental income			(65)

Net minimum future lease payments			$519

Approximately 20 percent of the aggregate amount of future minimum annual rentals applicable to noncancelable operating leases relates to time charters for marine transportation vessels.

Over the years, Sunoco has sold thousands of retail gasoline outlets as well as refineries, terminals, coal mines, oil and gas properties and various other assets. In connection with these sales, the Company has indemnified the purchasers for potential environmental and other contingent liabilities related to the period prior to the transaction dates. In most cases, the effect of these arrangements was to afford protection for the purchasers with respect to obligations for which the Company was already primarily liable. While some of these indemnities have spending thresholds which must be exceeded before they become operative, or limits on Sunoco’s maximum exposure, they generally are not limited. The Company recognizes the fair value of the obligations undertaken for all guarantees entered into or modified after January 1, 2003. In addition, the Company accrues for any obligations under these agreements when a loss is probable and reasonably estimable. The Company cannot reasonably estimate the maximum potential amount of future payments under these agreements.

Environmental Remediation Activities

Sunoco is subject to extensive and frequently changing federal, state and local laws and regulations, including, but not limited to, those relating to the discharge of materials into the environment or that otherwise relate to the protection of the environment, waste management and the characteristics and composition of fuels. As with the industry generally, compliance with existing and anticipated laws and regulations increases the overall cost of operating Sunoco’s businesses, including remediation, operating costs and capital costs to construct, maintain and upgrade equipment and facilities.

Existing laws and regulations result in liabilities and loss contingencies for remediation at Sunoco’s facilities and at formerly owned or third-party sites. The accrued liability for environmental remediation is classified in the consolidated balance sheets as follows (in millions of dollars):

	December 31,
	2011	2010
Accrued liabilities	$35	$29
Other deferred credits and liabilities	75	86

	$110	$115

The following table summarizes the changes in the accrued liability for environmental remediation activities which is largely attributable to activities at Sunoco’s retail sites (in millions of dollars):

	2011	2010	2009
Balance at beginning of period	$115	$116	$123
Accruals	25	28	32
Payments	(31)	(31)	(39)
Other	1	2	—

Balance at end of period	$110	$115	$116

In February 2012, Sunoco announced that it intends to contribute approximately $250 million by the end of 2012 to establish a segregated environmental fund by means of a captive insurance company to be used for the remediation of legacy environmental obligations. These legacy sites that are subject to environmental assessments include formerly owned terminals and other logistics assets, retail sites that Sunoco no longer operates, closed and/or sold refineries and other formerly owned sites.

Sunoco’s accruals for environmental remediation activities reflect management’s estimates of the most likely costs that will be incurred over an extended period to remediate identified conditions for which the costs are both probable and reasonably estimable. Engineering studies, historical experience and other factors are used to identify and evaluate remediation alternatives and their related costs in determining the estimated accruals for environmental remediation activities. Losses attributable to unasserted claims are also reflected in the accruals to the extent they are probable of occurrence and reasonably estimable. Such accruals are undiscounted. In general, each remediation site/issue is evaluated individually based upon information available for the site/issue and no pooling or statistical analysis is used to evaluate an aggregate risk for a group of similar items (e.g., service station sites) in determining the amount of probable loss accrual to be recorded. Sunoco’s estimates of environmental remediation costs also frequently involve evaluation of a range of estimates. In many cases, it is difficult to determine that one point in the range of loss estimates is more likely than any other. In these situations, existing accounting guidance requires that the minimum of the range be accrued. Accordingly, the low end of the range often represents the amount of loss which has been recorded.

Total future costs for the environmental remediation activities identified above will depend upon, among other things, the identification of any additional sites, the determination of the extent of the contamination at each site, the timing and nature of required remedial actions, the nature of operations at each site, the technology available and needed to meet the various existing legal requirements, the nature and terms of cost-sharing arrangements with other potentially responsible parties, the availability of insurance coverage, the nature and extent of future environmental laws and regulations, inflation rates, terms of consent agreements or remediation permits with regulatory agencies and the determination of Sunoco’s liability at the sites, if any, in light of the number, participation level and financial viability of the other parties. Management believes it is reasonably possible (i.e., less than probable but greater than remote) that additional environmental remediation losses will be incurred. At December 31, 2011, the aggregate of the estimated maximum additional reasonably possible losses, which relate to numerous individual sites, totaled approximately $165 million. This estimate of reasonably possible losses associated with environmental remediation is largely based upon analysis during 2011 and continuing into early 2012 of the potential liabilities associated with the establishment of the segregated environmental fund described above. It also includes estimates for remediation activities at current logistics and retail assets. This reasonably possible loss estimate in many cases reflects the upper end of the loss ranges which are described above. Such estimates include potentially higher contractor costs for expected remediation activities, the potential need to use more costly or comprehensive remediation methods and longer operating and monitoring periods, among other things.

Under various environmental laws, including the Resource Conservation and Recovery Act (“RCRA”) (which relates to solid and hazardous waste treatment, storage and disposal), Sunoco has initiated corrective remedial action at its facilities, formerly owned facilities and third-party sites. At the Company’s major manufacturing facilities, Sunoco has consistently assumed continued industrial use and a containment/remediation strategy focused on eliminating unacceptable risks to human health or the environment. The remediation accruals for these sites reflect that strategy. Accruals include amounts to prevent off-site migration and to contain the impact on the facility property, as well as to address known, discrete areas requiring remediation within the plants. Activities include closure of RCRA solid waste management units, recovery of hydrocarbons, handling of impacted soil, mitigation of surface water impacts and prevention of off-site migration. A change in this approach as a result of changing the intended use of a property or a sale to a third party could result in a higher cost remediation strategy in the future.

Sunoco owns or operates certain retail gasoline outlets where releases of petroleum products have occurred. Federal and state laws and regulations require that contamination caused by such releases at these sites and at formerly owned sites be assessed and remediated to meet the applicable standards. The obligation for Sunoco to remediate this type of contamination varies, depending on the extent of the release and the applicable laws and regulations. A portion of the remediation costs may be recoverable from the reimbursement fund of the applicable state, after any deductible has been met.

The accrued liability for hazardous waste sites is attributable to potential obligations to remove or mitigate the environmental effects of the disposal or release of certain pollutants at third-party sites pursuant to the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) (which relates to releases and remediation of hazardous substances) and similar state laws. Under CERCLA, Sunoco is potentially subject to joint and several liability for the costs of remediation at sites at which it has been identified as a “potentially responsible party” (“PRP”). As of December 31, 2011, Sunoco had been named as a PRP at 32 sites identified or potentially identifiable as “Superfund” sites under federal and state law. The Company is usually one of a number of companies identified as a PRP at a site. Sunoco has reviewed the nature and extent of its involvement at each site and other relevant circumstances and, based upon the other parties involved or Sunoco’s level of participation therein, believes that its potential liability associated with such sites will not be significant.

Management believes that none of the current remediation locations, which are in various stages of ongoing remediation, is individually material to Sunoco as its largest accrual for any one Superfund site, operable unit or remediation area was approximately $14 million at December 31, 2011. As a result, Sunoco’s exposure to adverse developments with respect to any individual site is not expected to be material. However, if changes in environmental laws or regulations occur or the assumptions used to estimate losses at multiple sites are adjusted, such changes could impact multiple Sunoco facilities, formerly owned facilities and third-party sites at the same time. As a result, from time to time, significant charges against income for environmental remediation may occur; however, management does not believe that any such charges would have a material adverse impact on the Company’s consolidated financial position.

The Company maintains insurance programs that cover certain of its existing or potential environmental liabilities, which programs vary by year, type and extent of coverage. For underground storage tank remediations, the Company can also seek reimbursement through various state funds of certain remediation costs above a deductible amount. For certain acquired properties, the Company has entered into arrangements with the sellers or others that allocate environmental liabilities and provide indemnities to the Company for remediating contamination that occurred prior to the acquisition dates. Some of these environmental indemnifications are subject to caps and limits. No accruals have been recorded for any potential contingent liabilities that will be funded by the prior owners as management does not believe, based on current information, that it is likely that any of the former owners will not perform under any of these agreements. Other than the preceding arrangements, the Company has not entered into any arrangements with third parties to mitigate its exposure to loss from environmental contamination. Claims for recovery of environmental liabilities that are probable of realization totaled $12 million at December 31, 2011 and are included principally in deferred charges and other assets in the consolidated balance sheets.

MTBE Litigation

Sunoco, along with other refiners, manufacturers and sellers of gasoline, is a defendant in lawsuits alleging MTBE contamination of groundwater. The plaintiffs typically include water purveyors and municipalities responsible for supplying drinking water and governmental authorities. The plaintiffs are asserting primarily product liability claims and additional claims including nuisance, trespass, negligence, violation of environmental laws and deceptive business practices. The plaintiffs in all of the cases are seeking to recover compensatory damages, and in some cases, injunctive relief, punitive damages and attorneys’ fees.

As of December 31, 2011, Sunoco was a defendant in approximately three lawsuits involving two states and Puerto Rico. Two of the cases are venued in a multidistrict proceeding in a New York federal court. The remaining lawsuit is pending in a New Hampshire state court. All three cases assert natural resource damage claims. In addition, Sunoco recently received notice from another state that it intends to file an MTBE lawsuit in the near future asserting natural resource damage claims.

Discovery is proceeding in all of these cases and accruals have been established where the losses are probable and reasonably estimable. In two of the cases, there has been insufficient information developed about the plaintiffs’ legal theories or the facts in the natural resource damage claims that would be relevant to an analysis of the ultimate liability of Sunoco in these matters; however, it is reasonably possible that a loss may be realized. Management believes that the MTBE cases could have a significant impact on results of operations for any future period, but does not believe that the cases will have a material adverse effect on its consolidated financial position.

During 2011, Sunoco settled seven MTBE contamination cases and several unfiled claims. The settlements were not material to Sunoco’s results of operations or cash flows for 2011. During the third quarter of 2010, the Company reached agreement concerning insurance coverage for certain previously incurred and potential future costs related to MTBE litigation, including the matters described above. In connection with this settlement, the Company recognized a $16 million gain ($9 million after tax).

Other

SunCoke Energy is subject to indemnity agreements with current and former third-party investors of Indiana Harbor and Jewell related to certain tax benefits that they earned as limited partners. Based on the partnerships’ statute of limitations, as well as published filings of the limited partners, SunCoke Energy believes that tax audits for years 2006 and 2007 may still be open for the limited partners and subject to examination. Sunoco guarantees SunCoke Energy’s performance under the indemnification to the current third party investor of Indiana Harbor and the former investor at Jewell which includes approximately $53 million of tax credits that were taken by such investors. As of December 31, 2011, SunCoke Energy has not been notified by the limited partners that such items are under examination and further believes that the potential for any claims under the indemnity agreements is remote.

Conclusion

Many other legal and administrative proceedings are pending or may be brought against Sunoco arising out of its current and past operations, including matters related to commercial and tax disputes, product liability, antitrust, employment claims, leaks from pipelines and underground storage tanks, natural resource damage claims, premises-liability claims, allegations of exposures of third parties to toxic substances (such as benzene or asbestos) and general environmental claims. Although the ultimate outcome of these proceedings and other matters identified above cannot be ascertained at this time, it is reasonably possible that some of these matters could be resolved unfavorably to Sunoco. Management believes that these matters could have a significant impact on results of operations for any future period. However, management does not believe that any additional liabilities which may arise pertaining to such matters would be material in relation to the consolidated financial position of Sunoco at December 31, 2011.

14. Shareholders’ Equity

Each share of Company common stock is entitled to one full vote. The Company reduced the quarterly cash dividend on its common stock by 50 percent to $.15 per share ($.60 per year) beginning with the first quarter of

2010. In February 2012, the Company announced a 33 percent increase in its quarterly dividend to $.20 per share ($.80 per year). The higher dividend is effective for the dividend payable in March 2012.

During the third quarter of 2011, Sunoco repurchased 14.41 million shares of its outstanding common stock for $500 million. The Company did not repurchase any of its common stock in the open market in 2010 and 2009. In February 2012, the Board approved a plan to repurchase up to 19.9 percent of Sunoco’s outstanding common stock at the time, or approximately 21.25 million shares. The planned repurchase is expected to occur over the next 12 to 18 months.

In February 2010, the Company contributed 3.59 million shares of Sunoco common stock out of treasury valued at $90 million to its funded defined benefit pension plans. The shares contributed to the defined benefit plans were removed from treasury on a last-in, first-out basis resulting in a $251 million reduction in treasury stock and a $161 million charge to capital in excess of par value.

The Company’s Articles of Incorporation authorize the issuance of up to 15 million shares of preference stock without par value, subject to approval by the Board. The Board also has authority to fix the number, designation, rights, preferences and limitations of these shares, subject to applicable laws and the provisions of the Articles of Incorporation. At December 31, 2011, no such shares had been issued.

The following table sets forth the components (net of related income taxes) of the accumulated other comprehensive loss balances in equity (in millions of dollars):

	December 31,
	2011	2010
Retirement benefit plans funded status adjustment (Notes 1 and 9)	$(260)	$(248)
Hedging activities (Note 17)	1	(2)
Available-for-sale securities	1	1

	$(258)	$(249)

15. Stock-Based Incentive Plans

Sunoco’s principal stock-based incentive plans are the Long-Term Performance Enhancement Plan II (“LTPEP II”) and, as approved by shareholders of Sunoco on May 6, 2010, the Long-Term Performance Enhancement Plan III (“LTPEP III”). LTPEP II and LTPEP III authorize the use of eight and 3.5 million shares of common stock for awards, respectively. LTPEP II and LTPEP III provide for the award of stock options, common stock units and related rights to officers and other key employees of Sunoco. No awards may be granted under LTPEP II and LTPEP III after December 31, 2013 and December 31, 2020, respectively. At December 31, 2011, there were 1,324,985 and 2,988,710 shares of common stock available for awards under LTPEP II and LTPEP III, respectively.

The stock options that have been granted under LTPEP II have a 10-year term and permit optionees to purchase Company common stock at its fair market value on the date of grant. Options that were granted prior to December 2008 are exercisable two years after the date of grant, while the options granted in December 2008 and thereafter become exercisable over a three-year period in one-third increments on each anniversary date after the date of grant. The fair value of the stock options is estimated using the Black-Scholes option pricing model. Use of this model requires the Company to make certain assumptions regarding the term that the options are expected to be outstanding (“expected life”), as well as regarding the risk-free interest rate, the Company’s expected dividend yield and the expected volatility of the Company’s stock price during the period the options are expected to be outstanding. The expected life and dividend yield are estimated based on historical experience. The risk-free interest rate is based on the U.S. Treasury yield curve at the date of grant for periods that are approximately equal to the expected life. The Company uses historical share prices, for a period equivalent to the options’ expected life, to estimate the expected volatility of the Company’s share price. There were no stock options granted in 2011. The fair value of the stock options granted in prior years has been based on the following weighted-average assumptions:

	2010	2009
Expected life (years)	5	5
Risk-free interest rate	2.3%	2.2%
Dividend yield	2.1%	3.6%
Expected volatility	41.1%	41.1%

The following table summarizes information with respect to Sunoco common stock option awards under Sunoco’s stock-based incentive plans (dollars in millions, except per-share and per-option amounts):

	Shares Under Option	Weighted- Average Option Price Per Share	Weighted- Average Fair Value Per Option*	Intrinsic Value
Outstanding, December 31, 2008	2,236,773	$55.19
Granted	216,100	$27.76	$7.51
Exercised	(35,890)	$12.63		$1
Canceled	(84,167)	$46.69

Outstanding, December 31, 2009	2,332,816	$53.61
Granted	644,800	$28.26	$9.00
Exercised	(7,000)	$26.05		$—
Canceled	(207,134)	$48.90

Outstanding, December 31, 2010	2,763,482	$48.12
Granted	—
Exercised**	(196,145)	$29.14		$3
Canceled	(158,115)	$53.93

Outstanding, December 31, 2011	2,409,222 ***	$49.28		$12

Exercisable, December 31
2009	1,702,042	$61.35
2010	1,831,871	$57.57
2011	1,965,179 ***	$54.05		$6

*	Represents the weighted-average fair value per option granted as of the date of grant.
**	Cash received by the Company upon exercise amounted to $6 million and the related tax benefit realized amounted to less than $1 million.
***The	weighted-average remaining contractual term of outstanding options and exercisable options was 6.1 and 5.7 years, respectively.

Outstanding common stock award units under the Company’s stock-based incentive plans mature upon completion of a three- to ten-year service period or upon attainment of predetermined performance targets during a three-year period. For performance-based awards, adjustments for attainment of performance targets can range from 0-150 percent of the award grant. Awards are payable in cash or common stock as determined on the date of grant. Awards to be paid in cash are classified as liabilities in the Company’s consolidated balance sheets and are re-measured for expense purposes at fair value each period (based on the fair value of an equivalent number of Sunoco common shares at the end of the period) with any change in fair value recognized as an increase or decrease in earnings. For service-based awards to be settled in common stock, the grant-date fair value is based on the closing price of the Company’s shares on the date of grant. For performance-based awards to be settled in common stock, the payout of which is determined by market conditions related to stock price performance, the grant-date fair value is generally estimated using a Monte Carlo simulation model. Use of this model requires the Company to make certain assumptions regarding expected volatility of the Company’s stock price during the vesting period as well as regarding the risk-free interest rate and correlations of stock returns among the Company and its peers. The Company uses historical share prices, for a period equivalent to the award’s term, to estimate the expected volatility of the Company’s share price. The risk-free interest rate is based on the U.S.

Treasury yield curve at the date of grant for a term that approximates the award’s term. Correlations of stock returns among the Company and its peers are calculated using historical daily stock-return data for a period equivalent to the award’s term.

The following tables set forth separately information with respect to Sunoco common stock unit awards to be settled in stock and awards to be settled in cash under Sunoco’s stock-based incentive plans (dollars in millions, except per-unit amounts):

Stock Settled Awards	Awards	Weighted- Average Fair Value Per Unit*	Fair/ Intrinsic Value
Nonvested, December 31, 2008	528,104	$47.91
Granted	264,024	$26.99
Performance factor adjustment**	(23,736)
Vested	(34,329)	$69.95	$1
Canceled	(39,323)	$44.65

Nonvested, December 31, 2009	694,740	$38.34
Granted	448,540	$28.41
Performance factor adjustment**	(12,011)
Vested	(84,994)	$64.88	$3
Canceled	(50,745)	$34.19

Nonvested, December 31, 2010	995,530	$31.50
Granted	408,327	$41.68
Performance factor adjustment**	(198,942)
Vested	(50,050)	$43.06	$2
Canceled	(79,828)	$34.68

Nonvested, December 31, 2011	1,075,037	$34.24

*	Represents the weighted-average fair value per unit as of the date of grant.
**	Consists of adjustments to vested performance-based awards to reflect actual performance. The adjustments are required since the original grants of these awards were at 100 percent of the targeted amounts.

Cash Settled Awards	Awards	Weighted- Average Fair Value Per Unit*	Fair/ Intrinsic Value
Nonvested, December 31, 2008	272,150	$66.09
Performance factor adjustment**	(55,832)
Vested***	(68,238)	$68.43	$2
Canceled	(10,580)	$66.05

Nonvested, December 31, 2009	137,500	$63.98
Performance factor adjustment**	(18,941)
Vested***	(110,789)	$63.98	$5
Canceled	(7,770)	$63.98

Nonvested, December 31, 2010	—

*	Represents the weighted-average fair value per unit as of the date of grant.
**	Consists of adjustments to vested performance-based awards to reflect actual performance. The adjustments were required since the original grants of these awards were at 100 percent of the targeted amounts.
***Cash	payments for vested awards were made in the first quarter of the following year.

For the years 2011, 2010 and 2009, the Company recognized stock-based compensation expense (including amounts attributable to discontinued operations) of $15, $15 and $5 million, respectively, and related tax benefits of $5, $6 and $2 million, respectively. As of December 31, 2011, total compensation cost related to nonvested awards not yet recognized was $16 million, and the weighted-average period over which this cost is expected to be recognized in income is 2.2 years. The stock-based compensation expense and the total compensation cost related to nonvested awards not yet recognized reflect the Company’s estimates of performance factors pertaining to performance-based common stock unit awards. In addition, equity-based compensation expense attributable to Sunoco Logistics Partners L.P. and SunCoke Energy for 2011, 2010 and 2009 amounted to $8, $5 and $5 million, respectively.

In connection with the separation of SunCoke Energy (Note 16), certain stock options and common stock units issued under LTPEP II and LTPEP III were modified in January 2012. In general, all Sunoco stock options held by Sunoco employees and directors were converted into Sunoco and SunCoke stock options. The terms of the Sunoco stock options are unchanged except for the modification of the exercise price to reflect the change in the price per share of the Sunoco common stock after the spin-off. The SunCoke Energy stock options held by Sunoco employees and directors are fully vested and exercisable. Sunoco stock options held by SunCoke Energy employees were converted to SunCoke Energy stock options. The aggregate intrinsic value of the modified stock options issued on the date of the spin-off is equal to the intrinsic value of the Sunoco stock options which were converted just prior to the spin-off. Outstanding Sunoco common stock units held by Sunoco employees were effectively split into two components representing the Sunoco common stock units and SunCoke Energy common stock units. The Sunoco common stock units remain outstanding under the same terms and conditions as the original awards. The portion of the award representing SunCoke Energy common stock units was vested at the original grant target amount and such value was paid out in cash based upon the market value of the SunCoke Energy stock on the date of the spin-off. All Sunoco common stock units held by SunCoke Energy employees were converted into SunCoke Energy common stock units which vest over the remaining term of the original award. All SunCoke Energy common stock issued as a result of option exercises or the vesting of common stock units will be issued under SunCoke Energy’s incentive stock compensation plan. Sunoco is currently evaluating the accounting impact of these modifications on its future stock-based compensation expense.

16. Noncontrolling Interests

Logistics Operations

Sunoco is the general partner of the Partnership, which consists of a 2-percent ownership interest and incentive distribution rights, and currently owns a 32-percent interest in the Partnership’s limited partner units. On December 2, 2011, the Partnership completed a three-for-one split of its limited partnership units. The unit split resulted in the issuance of two additional limited partnership units for every one limited partnership unit owned. All limited partnership unit information included in this report is presented on a post-split basis.

In 2009, the Partnership issued 6.75 million limited partnership units in a public offering, generating $110 million of net proceeds. In February 2010, Sunoco received $201 million in cash from the Partnership in connection with a modification of the incentive distribution rights (see below). Also in February 2010, Sunoco sold 6.60 million of its limited partnership units to the public, generating $145 million of net proceeds. In August 2010, the Partnership issued 6.04 million limited partnership units in a public offering, generating $144 million of net proceeds.

Since the issuance/sale of the limited partnership units subsequent to January 1, 2009 and the modification of the incentive distribution rights discussed above did not result in a loss of control of the Partnership, they have been accounted for as equity transactions. As a result, the $110 million of cash proceeds in 2009 from the public equity offering was reflected as an increase in noncontrolling interests ($88 million) and capital in excess of par value ($14 million, net of income taxes). The $145 and $144 million, respectively, of cash proceeds from the February and August 2010 public equity offerings were reflected as increases in noncontrolling interests ($48 and $114 million, respectively) and capital in excess of par value ($58 and $18 million, respectively, net of income taxes). The modification of the incentive distribution rights resulted in a $121 million decrease in noncontrolling interests and a $75 million increase in capital in excess of par value, net of income taxes.

In the third quarter of 2010, the Partnership exercised its rights to acquire additional ownership interests in Mid-Valley and WTG, increasing its ownership interests to 91 and 60 percent, respectively. Since the Partnership obtained a controlling financial interest in both Mid-Valley and WTG, the joint ventures were both reflected as consolidated subsidiaries of Sunoco from the dates of their respective acquisitions. The Partnership recorded an $80 million increase in noncontrolling interests upon consolidation of the joint ventures (Note 2).

In May 2011, the Partnership obtained a controlling financial interest in Inland through a series of transactions involving Sunoco and a third party. As a result, Inland was reflected as a consolidated subsidiary of Sunoco and, in connection therewith, Sunoco recorded a $20 million increase in noncontrolling interests upon consolidation of the entity (Note 2).

In July 2011, the Partnership issued 3.94 million deferred distribution units valued at $98 million and paid $2 million in cash to Sunoco in exchange for the tank farm and related assets located at the Eagle Point refinery. These units will not participate in Partnership distributions until they convert into common units on the one-year anniversary of their issuance. The exchange was accounted for as an equity transaction since the Partnership continues to be a consolidated subsidiary of Sunoco. The transaction resulted in a $12 million decrease in noncontrolling interests and a $7 million increase in capital in excess of par value, net of income taxes. Upon completion of this transaction, Sunoco’s interest in the Partnership’s limited partner units increased to the current 32 percent.

The Partnership distributes to its general and limited partners all available cash (generally cash on hand at the end of each quarter less the amount of cash the general partner determines in its reasonable discretion is necessary or appropriate to provide for the proper conduct of the Partnership’s business). During the 2009-2011 period, the Partnership increased its quarterly distribution per unit from $.33 to $.42.

The following table describes the Partnership’s target distribution levels and distribution allocations between the general partner and the holders of the Partnership’s limited partner units under the current incentive distribution right structure:

	Total Quarterly Distribution Target Amount	Marginal Percentage Interest in Distributions
		General Partner		Unitholders
Minimum Quarterly Distribution	$0.1500	2%		98%
First Target Distribution	up to $ 0.1667	2%		98%
Second Target Distribution	above $ 0.1667 up to $ 0.1917	15	%*	85%
Third Target Distribution	above $ 0.1917 up to $ 0.5275	37	%*	63%
Thereafter	above $ 0.5275	50	%*	50%

*	Includes Sunoco’s 2 percent general partner interest.

During 2011, 2010 and 2009, Sunoco received $98, $91 and $98 million, respectively, from the Partnership representing 47, 48 and 57 percent, respectively, of the Partnership’s total cash distributions. These amounts include $50, $46 and $48 million, respectively, in 2011, 2010 and 2009 attributable to Sunoco’s general partner interest and incentive distribution rights. Sunoco’s share of Partnership distributions is expected to be 47 percent at the Partnership’s current quarterly cash distribution rate but is expected to increase to approximately 49 percent, assuming the Partnership’s current quarterly cash distribution rate and no additional unit issuances, when the deferred distribution units convert to common units in the third quarter of 2012.

Sunoco has agreements with the Partnership which establish fees for administrative services provided by Sunoco and provide indemnifications by Sunoco for certain environmental, toxic tort and other liabilities related to operation of the Partnership’s assets prior to its initial public offering in February 2002. The Partnership also participates in Sunoco’s centralized cash management program under which all of the Partnership’s cash receipts and disbursements are processed together with those of Sunoco and its other subsidiaries through Sunoco’s cash accounts with a corresponding intercompany receivable or payable. In August 2010, the Partnership issued a three-year, subordinated, $100 million note to Sunoco in connection with the funding for its purchase of the butane blending business from Texon. The note was repaid in December 2011.

Discontinued Cokemaking Operations

On July 12, 2011, Sunoco borrowed $300 million from an affiliate of one of SunCoke Energy’s IPO underwriters. On July 26, 2011, an IPO of 13.34 million shares of SunCoke Energy common stock was completed at an offering price of $16 per share. Sunoco’s $300 million borrowing was satisfied at the closing of the SunCoke IPO through an exchange of the 13.34 million shares of SunCoke Energy stock valued at $213 million and a cash payment of $87 million. Sunoco also incurred underwriters’ commissions and other expenses totaling $21 million in connection with the offering. At December 31, 2011, Sunoco maintained a controlling financial interest in SunCoke Energy through its ownership of 81 percent of the outstanding shares of SunCoke Energy common stock. In connection with the SunCoke IPO, Sunoco recorded a $112 million increase in noncontrolling interests and an $80 million increase in capital in excess of par value. On January 17, 2012, the Company completed the separation of SunCoke Energy from Sunoco by distributing its remaining shares of SunCoke Energy common stock to Sunoco shareholders by means of a spin-off. The distribution was in the form of a pro rata stock dividend which entitled Sunoco shareholders of record on January 5, 2012 to receive 0.53 of a share of SunCoke Energy common stock for each share of Sunoco common stock held. The results of operations of SunCoke Energy have been classified as discontinued operations for all periods presented in the consolidated statements of operations and related notes. This transaction was accounted for as a reduction to equity at carrying value in the first quarter of 2012 in accordance with current accounting guidance. SunCoke Energy generally assumed all liabilities associated with Sunoco’s cokemaking business prior to the date of the spin-off. SunCoke Energy is also responsible for all tax liabilities related to Sunoco’s cokemaking business prior to the spin-off. However, SunCoke Energy is not entitled to any refunds which may occur that are applicable to such periods.

In September 2011, SunCoke Energy purchased a portion of the noncontrolling interest in its Indiana Harbor cokemaking operations for $34 million. The transaction was accounted for as an equity transaction and resulted in a $24 million decrease in noncontrolling interests and a $6 million decrease in capital in excess of par value, net of income taxes. The noncontrolling interest in the Indiana Harbor cokemaking operations declined from 34 percent to 15 percent as a result of this transaction.

The following table sets forth the noncontrolling interest balances and the changes to these balances (in millions of dollars):

	Logistics Operations	Discontinued Cokemaking Operations	Total
Balance at December 31, 2008	$367	$71	$438
Noncontrolling interests share of income	107	22	129
Cash distributions	(75)	(19)	(94)
Sale of limited partner units to the public	88	—	88
Other	1	—	1

Balance at December 31, 2009	488	74	562
Noncontrolling interests share of income	186 *	8	194
Cash distributions	(102)	(21)	(123)
Sale of limited partner units to the public	162	—	162
Distribution in connection with modification of incentive distribution rights	(121)	—	(121)
Consolidation of pipeline acquisitions	80	—	80
Other	(1)	—	(1)

Balance at December 31, 2010	692	61	753
Noncontrolling interests share of income	175	—	175
Cash distributions	(121)	(1)	(122)
SunCoke Energy IPO	—	112	112
Issuance of deferred distribution units	(12)	—	(12)
Purchase of Indiana Harbor noncontrolling interest	—	(24)	(24)
Consolidation of pipeline acquisition	20	—	20
Other	3	2	5

Balance at December 31, 2011	$757	$150	$907

*	Includes $69 million attributable to the noncontrolling interests’ share of the $128 million pretax gain from the remeasurement of pre-acquisition equity interests in Mid-Valley and WTG.

17. Fair Value Measurements

The Company’s cash equivalents, which amounted to $1,805 and $1,469 million at December 31, 2011 and 2010, respectively, were measured at fair value based on quoted prices in active markets for identical assets. The additional assets and liabilities that were measured at fair value on a recurring basis were not material to the Company’s consolidated balance sheets.

Sunoco’s other current assets (other than inventories, deferred income taxes and assets held for sale) and current liabilities (other than the current portion of retirement benefit liabilities) are financial instruments and most of these items are recorded at cost in the consolidated balance sheets. The estimated fair values of these financial instruments approximate their carrying amounts. At December 31, 2011 and 2010, the estimated fair value of Sunoco’s long term debt was $3,440 and $2,379 million, respectively, compared to carrying amounts of $3,159 and $2,136 million, respectively. Long-term debt that is publicly traded was valued based on quoted market prices while the fair value of other debt issues was estimated by management based upon current interest rates available at the respective balance sheet dates for similar issues. Sunoco also had a long-term note receivable from the sale of the Toledo refinery with an interest rate of LIBOR plus eight percent with a maximum interest rate of 10 percent (Note 2). The estimated fair value of this financial instrument approximates its carrying value of $182 million at December 31, 2011. The note was repaid in February 2012.

Sunoco is exposed to credit risk in the event of nonperformance by counterparties on its derivative instruments. Management believes this risk is not significant as the Company has established credit limits with such counterparties which require the settlement of net positions when these credit limits are reached.

The Company had open derivative contracts pertaining to 9.0 million barrels of crude oil and refined products, 240 thousand pounds of soy beans and 240 thousand MMBTUs of natural gas at December 31, 2011, which vary in duration but generally do not extend beyond December 31, 2012.

The following table sets forth the impact of derivatives on the Company’s financial performance for the years ended December 31, 2011, 2010 and 2009 (in millions of dollars):

	Pretax Gains (Losses) Recognized in Other Comprehensive Income*	Pretax Gains (Losses) Recognized in Earnings*	Location of Gains (Losses) Recognized in Earnings
Year Ended December 31, 2011
Derivatives designated as cash flow hedging instruments:
Commodity contracts	$2	$(15)	Sales and other operating revenue
Commodity contracts		12	Cost of products sold and operating expenses

	$2	$(3)

Derivatives not designated as hedging instruments:
Commodity contracts		$(7)	Sales and other operating revenue
Commodity contracts		—	Cost of products sold and operating expenses
Transportation contracts		—	Cost of products sold and operating expenses

		$(7)

Year Ended December 31, 2010
Derivatives designated as cash flow hedging instruments:
Commodity contracts	$(6)	$35	Sales and other operating revenue
Commodity contracts		(37)	Cost of products sold and operating expenses

	$(6)	$(2)

Derivatives not designated as hedging instruments:
Commodity contracts		$(15)	Sales and other operating revenue
Commodity contracts		3	Cost of products sold and operating expenses
Transportation contracts		—	Cost of products sold and operating expenses

		$(12)

Year Ended December 31, 2009
Derivatives designated as cash flow hedging instruments:
Commodity contracts	$(16)	$13	Sales and other operating revenue
Commodity contracts		(36)	Cost of products sold and operating expenses

	$(16)	$(23)

Derivatives not designated as hedging instruments:
Commodity contracts		$—	Sales and other operating revenue
Commodity contracts		(25)	Cost of products sold and operating expenses
Transportation contracts		(1)	Cost of products sold and operating expenses

		$(26)

*Amounts	attributable to Sunoco, Inc. shareholders.

18. Business Segment Information

Sunoco conducted its operations as a petroleum refiner and marketer and chemicals manufacturer with interests in logistics and cokemaking during most of the 2009-2011 period. However, the Company carried out several strategic actions during 2011 and the early part of 2012 in executing its fundamental shift away from manufacturing. In addition to its decision to exit the refining business by mid-2012, the exit from the chemicals business during 2011 and the spin-off of SunCoke Energy in January 2012, Sunoco also conducted a comprehensive strategic review to determine the best way to deliver value to shareholders, including how best to utilize its strong cash position and maximize the potential for Sunoco’s logistics and retail businesses. Sunoco retained a third party advisor to assist in this strategic review which was completed in February 2012.

At December 31, 2011, the Company’s continuing operations were organized into three business segments (Retail Marketing, Logistics and Refining and Supply) plus a holding company and a professional services group.

The Logistics segment operates refined product and crude oil pipelines and terminals and conducts crude oil and refined product acquisition and marketing activities primarily in the northeast, midwest and southwest regions of the United States. In addition, the Logistics segment has ownership interests in several refined product pipeline joint ventures. Substantially all logistics operations are conducted through Sunoco Logistics Partners L.P. (Note 16).

The Retail Marketing segment sells gasoline and middle distillates at retail and operates convenience stores in 23 states, primarily on the east coast and in the midwest region of the United States.

The Refining and Supply segment currently manufactures petroleum products and commodity petrochemicals at Sunoco’s Philadelphia, PA refinery and sells these products to other Sunoco businesses and to wholesale and industrial customers. In December 2011, the Company indefinitely idled the main processing units at its Marcus Hook, PA refinery. In March 2011, Sunoco completed the sale of its Toledo refinery. During 2009, the Company permanently shut down all process units at its Eagle Point refinery and sold its discontinued Tulsa refining operations (Note 2). Prior to these divestments and the shutdowns of the Marcus Hook and Eagle Point refineries, Refining and Supply manufactured and sold petroleum products at these facilities as well as lubricants at the Tulsa refinery. The results of operations for the Toledo refinery have not been classified as discontinued operations due to Sunoco’s expected continuing involvement with the Toledo refinery through a three-year agreement for the purchase of gasoline and distillate to supply Sunoco retail sites in this area.

On July 26, 2011, an IPO of 13.34 million shares of SunCoke Energy common stock was completed at an offering price of $16 per share. Sunoco retained an 81-percent ownership interest in SunCoke Energy until its remaining shares were distributed to Sunoco shareholders by means of a spin-off on January 17, 2012 (Note 16). SunCoke Energy and its affiliates make high-quality, blast-furnace coke at facilities located in Vansant, VA (Jewell), East Chicago, IN (Indiana Harbor), Franklin Furnace, OH (Haverhill), Granite City, IL (Gateway), and Middletown, OH (Middletown) and produces metallurgical coal from mines in Virginia and West Virginia, primarily for use at the Jewell cokemaking facility. Substantially all of the coke sales during the 2009-2011 period were made under long-term contracts with three major steel companies. All of the cokemaking plants except for the Jewell plant produce steam and/or electricity. SunCoke Energy is also the operator of a cokemaking plant in Vitória, Brazil (Note 7).

Sunoco completed divestments of its phenol and acetone chemicals manufacturing facilities during 2011 and completed the sale of the common stock of its polypropylene chemicals business in 2010. Prior to these divestments, the Chemicals segment manufactured, distributed and marketed phenol and related products at facilities in Philadelphia, PA and Haverhill, OH and polypropylene at facilities in LaPorte, TX, Neal, WV, and Marcus Hook, PA.

The results of operations of Sunoco’s cokemaking and chemicals businesses and Tulsa refining operations have been classified as discontinued operations for all periods presented in the consolidated financial statements (Note 2).

Overhead expenses that can be identified with a segment have been included as deductions in determining pretax segment income. Any remaining expenses are included in Corporate and Other. Also included in Corporate and Other are net financing expenses and other, which consist principally of interest expense and debt and other financing expenses less interest income and interest capitalized, and significant unusual and infrequently occurring items not allocated to a segment for purposes of reporting to the chief operating decision maker. Intersegment revenues are accounted for based on the prices negotiated by the segments, which approximate market. Identifiable assets are those assets that are utilized within a specific segment. During 2011, the Company changed its measure of segment profit or loss to pretax operating results attributable to Sunoco, Inc. shareholders. The change did not impact the Company’s reportable segments. Previously, after-tax operating results attributable to Sunoco, Inc. shareholders were provided to the chief operating decision maker.

Segment Information (millions of dollars)

	Logistics	Retail Marketing	Refining and Supply	Corporate and Other		Consolidated
2011
Sales and other operating revenue (including consumer excise taxes):
Unaffiliated customers	$10,473	$17,382	$17,452	$—		$45,307
Intersegment	$432	$—	$14,795	$—		$—
Pretax income (loss) from continuing operations attributable to Sunoco, Inc. shareholders	$204	$169	$(316)	$(2,714	)*	$(2,657)
Income tax benefit attributable to Sunoco, Inc. shareholders						(1,079)

Loss from continuing operations attributable to Sunoco, Inc. shareholders						(1,578)
Loss from discontinued operations attributable to Sunoco, Inc. shareholders, net of income taxes						(106)

Net loss attributable to Sunoco, Inc. shareholders						$(1,684)

Equity income	$13	$—	$2	$—		$15
Depreciation, depletion and amortization	$86	$92	$157	$—		$335
Capital expenditures**	$211	$129	$120	$263		$723
Investments in affiliated companies	$73	$—	$19	$41		$133
Identifiable assets	$5,376	$1,229	$841	$4,559	***	$11,982 †

*	Consists of $80 million of corporate expenses, $101 million of net financing expenses and other, a $2 million gain on the divestment of the Toledo refinery and related inventory, $63 million of LIFO inventory profits, a $9 million gain from the remeasurement of pipeline equity interests to fair value, and a $2,607 million provision for asset write-downs and other matters (Note 2).
**	Excludes acquisitions totaling $419 million. Corporate amount represents expenditures attributable to discontinued cokemaking and chemicals operations (Note 2).
***

Consists of Sunoco’s $354 million consolidated deferred income tax asset, $2,224 million attributable to corporate activities consisting primarily of cash and cash equivalents and $1,981 million attributable to Sunoco’s discontinued cokemaking operations (Note 2).

†	After elimination of intersegment receivables.

Segment Information (millions of dollars)

	Logistics	Retail Marketing	Refining and Supply	Corporate and Other		Consolidated
2010
Sales and other operating revenue (including consumer excise taxes):
Unaffiliated customers	$6,689	$13,424	$14,754	$—		$34,867
Intersegment	$1,118	$—	$11,049	$—		$—
Pretax income (loss) from continuing operations attributable to Sunoco, Inc. shareholders	$132	$176	$(19)	$(104	)*	$185
Income tax expense attributable to Sunoco, Inc. shareholders						72

Income from continuing operations attributable to Sunoco, Inc. shareholders						113
Income from discontinued operations attributable to Sunoco, Inc. shareholders, net of income taxes						121

Net income attributable to Sunoco, Inc. shareholders						$234

Equity income	$27	$—	$1	$—		$28
Depreciation, depletion and amortization	$62	$93	$263	$—		$418
Capital expenditures**	$183	$99	$247	$243		$772
Investments in affiliated companies	$76	$—	$24	$41		$141
Identifiable assets	$4,000	$1,114	$4,503	$3,715	***	$13,297	†

*	Consists of $108 million of corporate expenses, $114 million of net financing expenses and other, a $59 million gain from the remeasurement of pipeline equity interests to fair value, $168 million of LIFO inventory profits and a $109 million provision for asset write-downs and other matters (Note 2).
**	Excludes acquisitions totaling $268 million. Corporate amount represents expenditures attributable to discontinued cokemaking and chemicals operations (Note 2).
***

Consists of Sunoco’s $129 million consolidated deferred income tax asset, $1,508 million attributable to corporate activities consisting primarily of cash and cash equivalents and $2,078 million attributable to Sunoco’s discontinued cokemaking and chemicals operations (Note 2).

†	After elimination of intersegment receivables.

Segment Information (millions of dollars)

	Logistics	Retail Marketing	Refining and Supply	Corporate and Other		Consolidated
2009
Sales and other operating revenue (including consumer excise taxes):
Unaffiliated customers	$4,696	$11,458	$12,305	$—		$28,459
Intersegment	$703	$—	$9,024	$—		$—
Pretax income (loss) from continuing operations attributable to Sunoco, Inc. shareholders	$152	$146	$(513)	$(713	)*	$(928)
Income tax benefit attributable to Sunoco, Inc. shareholders						(374)

Loss from continuing operations attributable to Sunoco, Inc. shareholders						(554)
Income from discontinued operations attributable to Sunoco, Inc. shareholders, net of income taxes						225

Net loss attributable to Sunoco, Inc. shareholders						$(329)

Equity income (loss)	$26	$—	$(3)	$—		$23
Depreciation, depletion and amortization	$49	$95	$279	$—		$423
Capital expenditures**	$175	$80	$377	$267		$899
Investments in affiliated companies	$91	$—	$23	$41		$155
Identifiable assets	$3,068	$1,055	$4,387	$3,434	***	$11,895 †

*	Consists of $66 million of corporate expenses, $96 million of net financing expenses and other, a $44 million gain on the divestment of the retail heating oil and propane distribution business, $92 million of LIFO inventory profits and a $687 million provision for asset write-downs and other matters (Note 2).
**	Excludes acquisitions totaling $50 million. Corporate amount represents expenditures attributable to discontinued cokemaking, chemicals and Tulsa refining operations (Note 2).
***

Consists of Sunoco’s $394 million consolidated income tax refund receivable, $96 million consolidated deferred income tax asset, $438 million attributable to corporate activities consisting primarily of cash and cash equivalents and $2,506 million attributable to Sunoco’s discontinued cokemaking and chemicals operations (Note 2).

†	After elimination of intersegment receivables.

The following table sets forth Sunoco’s sales to unaffiliated customers and other operating revenue by product or service (excluding amounts attributable to discontinued cokemaking, chemicals and Tulsa refining operations) (in millions of dollars):

	2011	2010	2009
Gasoline:
Retail	$13,585	$10,053	$8,158
Wholesale	4,747	4,553	3,830
Middle distillates	11,392	8,625	6,669
Residual fuel	1,244	1,071	1,433
Petrochemicals	343	512	251
Other refined products	831	477	409
Convenience store merchandise	477	463	515
Other products and services	527	377	320
Resales of purchased crude oil	9,915	6,388	4,487
Consumer excise taxes	2,246	2,348	2,387

	$45,307	$34,867	$28,459

Sunoco, Inc. and Subsidiaries

Quarterly Financial and Stock Market Information (Unaudited)

(Millions of Dollars, Except Per-Share Amounts and Common Stock Prices)

		2011					2010
		First Quarter	Second Quarter	Third Quarter		Fourth Quarter	First Quarter	Second Quarter		Third Quarter		Fourth Quarter
	Sales and other operating revenue (including consumer excise taxes)*	$9,978	$11,294	$11,744		$12,291	$7,590	$8,946		$8,730		$9,601
	Gross profit**	$95	$260	$286		$212	$117	$397		$186		$352
	Income (loss) from continuing operations***	$(71)	$68	$(1,070)		$(330)	$(42)	$128		$132		$81
	Net income (loss)	$(80)	$(71)	$(1,038)		$(320)	$(38)	$176		$172		$118
	Net income (loss) attributable to Sunoco, Inc. shareholders	$(101)†	$(125)††	$(1,096	)†††	$(362)#	$(63)##	$145	###	$65	@	$87	@@
	Earnings (loss) attributable to Sunoco, Inc. shareholders per share of common stock:
	Basic:
	Income (loss) from continuing operations***	$(0.83)	$0.14	$(9.86)		$(3.48)	$(0.54)	$0.84		$0.23		$0.40
	Net income (loss)	$(0.84)	$(1.03)	$(9.62)		$(3.39)	$(0.53)	$1.20		$0.54		$0.72
	Diluted:
	Income (loss) from continuing operations	$(0.83)	$0.14	$(9.86)		$(3.48)	$(0.54)	$0.84		$0.23		$0.40
	Net income (loss)	$(0.84)	$(1.03)	$(9.62)		$(3.39)	$(0.53)	$1.20		$0.54		$0.72
	Cash dividends per share of common stock	$0.15	$0.15	$0.15		$0.15	$0.15	$0.15		$0.15		$0.15
Common stock price@@@	— high	$46.62	$46.98	$43.43		$41.24	$30.98	$36.48		$37.96		$41.23
	— low	$38.42	$38.56	$27.36		$28.79	$24.64	$26.93		$32.00		$35.72
	— end of period	$45.59	$41.71	$31.01		$41.02	$29.71	$34.77		$36.50		$40.31

*	Reflects decreases of $631 and $704 million for the quarters ended March 31 and June 30, 2011, respectively, and decreases of $576 and $626 million for the quarters ended March 31 and June 30, 2010, respectively, compared to amounts previously reported on Securities and Exchange Commission Form 10-Q. These changes are due to the treatment of the Frankford and Haverhill phenol chemicals operations that were sold during 2011 and the cokemaking operations that were spun off in January 2012 as discontinued operations. Also reflects decreases of $401 and $328 million for the quarters ended September 30, 2011 and 2010, respectively, due to the spin-off of the cokemaking operations in January 2012.
**	Gross profit equals sales and other operating revenue less cost of products sold; operating expenses; depreciation, depletion and amortization; and consumer excise, payroll and other applicable taxes.
***	Reflects increases of $9 and $139 million for the quarters ended March 31 and June 30, 2011, respectively, and decreases of $27 and $48 million for the quarters ended March 31 and June 30, 2010, respectively, compared to amounts previously reported on Securities and Exchange Commission Form 10-Q in income (loss) from continuing operations. Accordingly, reflects increases of $.01 and $1.17 per share of common stock for the quarters ended March 31 and June 30, 2011, respectively, and decreases of $.20 and $.36 per share of common stock for the quarters ended March 31 and June 30, 2010, respectively. These changes are due to the treatment of the Frankford and Haverhill phenol chemicals operations that were sold during 2011 and the cokemaking operations that were spun off in January 2012 as discontinued operations. Also reflects decreases of $12 and $37 million for the quarters ended September 30, 2011 and 2010, respectively, compared to amounts previously reported on Securities and Exchange Commission Form 10-Q in income (loss) from continuing operations, and corresponding decreases of $.06 and $.28 per share of common stock for the respective quarters then ended, due to the spin-off of the cokemaking operations in January 2012.
†	Includes a $4 million after-tax provision for asset write-downs and other matters, a $4 million after-tax gain related to the divestment of the Toledo refinery, a $26 million after-tax gain from the reduction of crude oil and refined product inventories at the Toledo refinery prior to the divestment, and a $5 million increase in deferred taxes due to apportionment changes resulting from the sale of the Toledo refinery.
††	Includes a $175 million after-tax provision for asset write-downs and other matters (including $171 million after tax attributable to the discontinued phenol chemicals operations), a $5 million after-tax loss related to the divestment of the Toledo refinery, and a $6 million after-tax gain from the remeasurement of pre-acquisition equity interests to fair value.
†††	Includes a $1,167 million after-tax provision for asset write-downs and other matters (including an $11 million after-tax gain attributable to a partial settlement of a low sulfur diesel credit liability related to the discontinued Tulsa refining operations), a $2 million after-tax loss related to the divestment of the Toledo refinery, and an $8 million after-tax gain related to the divestment of the discontinued Frankford chemicals facility.
#	Includes a $374 million after-tax provision for asset write-downs and other matters, a $1 million after-tax loss related to prior divestments, a $12 million after-tax gain from the liquidation of LIFO inventories primarily related to the idling of the Marcus Hook refinery, and a $4 million tax provision adjustment related to the March 2010 sale of the discontinued polypropylene chemicals business.
##	Includes a $27 million after-tax provision for asset write-downs and other matters, a $44 million net after-tax loss related to the divestment of the discontinued polypropylene chemicals business, and a $9 million unfavorable tax adjustment related to the discontinued phenol chemicals operations.
###	Includes a $13 million after-tax provision for asset write-downs and other matters.
@	Includes a $1 million after-tax gain related to asset write-downs and other matters and a $37 million after-tax gain from the remeasurement of pre-acquisition equity interests to fair value.
@@Includes	a $26 million after-tax provision for asset write-downs and other matters and a $100 million after-tax gain from the liquidation of LIFO inventories largely attributable to the permanent shutdown of the Eagle Point refinery.
@@@The	Company's common stock is principally traded on the New York Stock Exchange, Inc. under the symbol "SUN." The Company had approximately 18,300 holders of record of common stock as of January 31, 2012.